FEDERAL AGRICULTURAL MORTGAGE CORPORATION

1133 Twenty-First Street, N.W.
Suite 600
Washington, D.C. 20036

TO HOLDERS OF FARMER MAC
VOTING COMMON STOCK

April 27, 2011

Dear Farmer Mac Stockholder:

The Board of Directors of the Federal Agricultural Mortgage Corporation (“Farmer Mac” or the “Corporation”) is pleased to invite you to attend the 2011 Annual Meeting of Stockholders of the Corporation to be held on Thursday, June 2, 2011, at 8:00 a.m. local time at the Embassy Suites Hotel, 1250 Twenty-Second Street, N.W., Washington, D.C. 20037.  The Notice of Annual Meeting and Proxy Statement accompanying this letter describe the business to be transacted at the meeting.

We hope you will be able to attend the meeting and suggest you read the enclosed Notice of Annual Meeting and Proxy Statement for information about your Corporation and the Annual Meeting of Stockholders.  We have also enclosed Farmer Mac’s 2010 Annual Report.  Although the report is not proxy soliciting material, we suggest you read it for additional information about your Corporation.  Please complete, sign, date and return a proxy card at your earliest convenience to help us establish a quorum and avoid the cost of further solicitation.  The giving of your proxy will not affect your right to vote your shares personally if you do attend the meeting.  If you plan to attend the meeting, please so indicate on the enclosed proxy card.

Sincerely,

Lowell L. Junkins
Chairman of the Board

FEDERAL AGRICULTURAL MORTGAGE CORPORATION

NOTICE OF ANNUAL MEETING
April 27, 2011

Notice is hereby given that the 2011 Annual Meeting of Stockholders of the Federal Agricultural Mortgage Corporation (“Farmer Mac” or the “Corporation”) will be held on Thursday, June 2, 2011, at 8:00 a.m. local time at the Embassy Suites Hotel, 1250 Twenty-Second Street, N.W., Washington, D.C. 20037.

As described in the attached Proxy Statement, the meeting will be held for the following purposes:

•
to elect ten directors, five of whom will be elected by holders of Class A Voting Common Stock and five of whom will be elected by holders of Class B Voting Common Stock, to serve until the next annual meeting of stockholders and until their respective successors are elected and qualified;

•	to ratify the selection by the Audit Committee of PricewaterhouseCoopers LLP as the Corporation’s independent auditors for fiscal year 2011;

•	to provide an advisory vote on the compensation of Farmer Mac’s executive officers disclosed in the attached Proxy Statement;

•	to provide an advisory vote on the frequency of future advisory votes on executive compensation; and

•	to consider and act upon any other business that may properly be brought before the meeting or any adjournment or postponement of the meeting.

Please read the attached Proxy Statement for complete information on the matters to be considered and acted upon.

Eligible holders of record of the Corporation’s Class A Voting Common Stock and Class B Voting Common Stock at the close of business on April 13, 2011 are entitled to notice of and to vote at the meeting and any adjournments or postponement of the meeting.

For at least ten days prior to the meeting, a list of Farmer Mac stockholders will be available for examination by any stockholder for any purpose germane to the meeting at the offices of the Corporation between the hours of 9:00 a.m. and 5:00 p.m. local time.

Whether you intend to be present at the meeting or not, please complete the enclosed proxy card, date and sign it exactly as your name appears on the card and return it in the postage prepaid envelope.  This will ensure the voting of your shares if you do not attend the meeting.  The giving of your proxy will not affect your right to vote your shares personally if you do attend the meeting.  THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE CORPORATION.

By order of the Board of Directors,

Jerome G. Oslick
Corporate Secretary

i

FEDERAL AGRICULTURAL MORTGAGE CORPORATION

1133 Twenty-First Street, N.W.
Suite 600
Washington, D.C. 20036

PROXY STATEMENT
For the Annual Meeting of Stockholders
to be held on June 2, 2011

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of the Federal Agricultural Mortgage Corporation (“Farmer Mac” or the “Corporation”) of proxies from the holders of the Corporation’s Class A Voting Common Stock and Class B Voting Common Stock (together, the “Voting Common Stock”).  The Corporation is not soliciting proxies from the holders of its Class C Non-Voting Common Stock.  The proxies will be voted at the 2011 Annual Meeting of Stockholders of the Corporation (the “Meeting”), to be held on Thursday, June 2, 2011, at 8:00 a.m. local time, at the Embassy Suites Hotel, 1250 Twenty-Second Street, N.W., Washington, D.C. 20037, and at any adjournment or postponement of the Meeting.  The Notice of Annual Meeting, this Proxy Statement and the enclosed proxy card are being mailed to holders of Voting Common Stock on or about April 27, 2011.

The Board of Directors of the Corporation (the “Board of Directors” or “Board”) will present for a vote at the Meeting the election of ten members to the Board and the ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors for the Corporation for fiscal year 2011.  The Board will also present for advisory votes at the Meeting on the current executive compensation practices at the Corporation and the frequency of future votes on executive compensation practices at the Corporation. The Board is not aware of any other matter to be presented for a vote at the Meeting.

Important Notice Regarding the Availability of Proxy Materials for Farmer Mac’s Annual Meeting of Stockholders to be held on June 2, 2011:  the Proxy Statement, sample proxy cards and Farmer Mac’s 2010 Annual Report are available at www.farmermac.com/investors/annualmeeting/.

Voting Rights

One of the purposes of the Meeting is to elect ten members to the Board of Directors.  Title VIII of the Farm Credit Act of 1971, as amended (the “Act”), provides that the Corporation’s Class A Voting Common Stock may be held only by banks, insurance companies and other financial institutions or entities that are not Farm Credit System institutions.  The Act also provides that the Corporation’s Class B Voting Common Stock may be held only by Farm Credit System institutions.  Holders of Voting Common Stock who are not eligible holders of that stock should dispose of their ownership of such stock to eligible holders.  Farmer Mac has the right, but not the obligation, to repurchase shares of Voting Common Stock from ineligible holders for book value.

The Act provides that five members of the Board will be elected by a plurality of the votes of the holders of the Class A Voting Common Stock (the “Class A Holders”), and five members of the Board will be elected by a plurality of the votes of the holders of the Class B Voting Common Stock (the “Class B Holders”).  The remaining five members of the Board are appointed by the President of the United States, with the advice and consent of the United States Senate.  No director or nominee for director is or has been an officer or employee of the Corporation.  As of April 1, 2011, all of Farmer Mac’s fifteen directors were “independent,” as defined in Securities and Exchange Commission (“SEC”) rules and New York Stock Exchange (“NYSE”) listing standards and twelve of Farmer Mac’s fifteen directors were “independent,” as defined in Farmer Mac’s Corporate Governance Guidelines.  After the Meeting, assuming all of the nominees for director are elected, twelve of Farmer Mac’s directors will be “independent,” as defined in Farmer Mac’s Corporate Governance Guidelines, while all of the directors will be “independent,” as defined in SEC rules and NYSE listing standards.  See “Director Independence” for more information about the Board’s independence determinations and the definition of “independent” in Farmer Mac’s Corporate Governance Guidelines.

Record Date

The Board of Directors has fixed April 13, 2011 as the record date for the determination of stockholders entitled to receive notice of and to vote at the Meeting.  At the close of business on that date, there were issued and outstanding 1,030,780 shares of Class A Voting Common Stock and 500,301 shares of Class B Voting Common Stock, which constitute the only outstanding capital stock of the Corporation entitled to vote at the Meeting.  See “Principal Holders of Voting Common Stock.”

Voting

The holders of Farmer Mac’s Voting Common Stock are entitled to one vote per share, with cumulative voting at all elections of directors.  Under cumulative voting, each stockholder is entitled to cast the number of votes equal to the number of shares of the class of Voting Common Stock owned by that stockholder, multiplied by the number of directors to be elected by that class.  All of a stockholder’s votes may be cast for a single candidate for director or may be distributed among any number of candidates.  Class A Holders are entitled to vote only for the five directors to be elected by Class A Holders, and Class B Holders are entitled to vote only for the five directors to be elected by Class B Holders.  Other than the election of directors, the Class A Holders and Class B Holders vote together as a single class on any matter submitted to a vote of the holders of Voting Common Stock.

The presence, in person or by proxy, of the holders of at least a majority of the Corporation’s outstanding Voting Common Stock is required to constitute a quorum at the Meeting.  Thus, 765,541 shares of Voting Common Stock must be represented by stockholders present at the Meeting or by proxy to have a quorum.

Proxy Procedure

Any holder of Voting Common Stock who is unable to attend the Meeting in person will be afforded the right to vote by means of the proxy solicited by the Board of Directors.  When a proxy is returned properly completed and signed, the shares it represents must be voted by the Proxy Committee (described below) as directed by the stockholder.  Stockholders are urged to specify their choices by marking the appropriate boxes on the enclosed proxy card.  A stockholder may withhold a vote from one or more nominees by filling in the circle next to the names of those nominees in the space provided on the proxy card.  Under those circumstances, unless other instructions are given in writing, the stockholder’s votes will then be cast evenly among the remaining nominees for its class.  Stockholders who intend to cumulate their votes for one or more nominee(s) are urged to read the instructions on the proxy card and to indicate the manner in which votes shall be cumulated in the space to the right of the nominee name(s) on the proxy card.  The five nominees from each class who receive the greatest number of votes will be elected directors.  If one or more of the nominees becomes unavailable for election, the Proxy Committee will cast votes under the authority granted by the enclosed proxy for such substitute or other nominee(s) as the Board of Directors may designate.  If no instructions are indicated on the proxies, the proxies represented by the Class A Voting Common Stock will be voted in favor of the five nominees specified in this Proxy Statement as Class A nominees, with the votes being cast evenly among each of the Class A nominees, and the proxies represented by the Class B Voting Common Stock will be voted in favor of the five nominees specified in this Proxy Statement as Class B nominees, with the votes being cast evenly among each of the Class B nominees.

Shares of Voting Common Stock represented by proxies marked “Abstain” for any proposal presented at the Meeting (other than the election of directors) will be counted for purposes of determining the presence of a quorum, but will not be voted for or against such proposal.  If a proposal involves a vote for which a broker (or its nominee) may only vote a customer’s shares in accordance with the customer’s instructions and the broker (or its nominee) does not vote those shares due to a lack of instructions, the votes represented by those shares and delivered to the Corporation (“broker non-votes”) will be counted as shares present at the Meeting for purposes of determining whether a quorum is present, but will not be voted for or against such proposal.  Abstentions and broker non-votes (if applicable) will have the effect of a vote against such proposals (except with respect to the election of directors).  Because only a plurality is required for the election of directors, abstentions and broker non-votes (if applicable) will have no effect on the election of directors.

Execution of a proxy will not prevent a stockholder from attending the Meeting, revoking a previously submitted proxy and voting in person.  Any stockholder who gives a proxy may revoke it at any time before it is voted by notifying the Corporate Secretary in writing on a date later than the date of the proxy, by submitting a later dated proxy, or by voting in person at the Meeting.  Mere attendance at the Meeting, however, will not constitute revocation of a proxy.  Written notices revoking a proxy should be sent to Jerome G. Oslick, Corporate Secretary, Federal Agricultural Mortgage Corporation, 1133 Twenty-First Street, N.W., Suite 600, Washington, D.C. 20036.

The Proxy Committee is composed of three officers of the Corporation—Timothy L. Buzby, Jerome G. Oslick and Tom D. Stenson—and will vote all shares of Voting Common Stock represented by proxies signed and returned by stockholders in the manner specified.  The Proxy Committee will also vote the shares represented thereby in accordance with its members’ best judgment on any matters not known at the time this Proxy Statement was printed that may properly be presented for action at the Meeting.

Stockholder Proposals

Each year, at the annual meeting, the Board of Directors submits to the stockholders its nominees for election as Class A and Class B directors.  In addition, the Audit Committee’s selection of independent auditors for the year is submitted for stockholder ratification at each annual meeting, pursuant to the Corporation’s Amended and Restated By-Laws (the “By-Laws”).  The Board of Directors may, in its discretion and upon proper notice, also present other matters to the stockholders for action at the annual meeting, including seeking advisory votes from stockholders on executive compensation.  In addition to those matters presented by the Board of Directors, the stockholders may be asked to act at the annual meeting upon proposals timely submitted by eligible holders of Voting Common Stock.

Proposals of stockholders to be presented at the Meeting were required to be received by the Corporate Secretary before December 27, 2010 for inclusion in this Proxy Statement and the accompanying proxy.  Other than the election of ten members to the Board of Directors, the ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors for the Corporation for fiscal year 2011, an advisory vote on executive compensation, and an advisory vote on the frequency of future advisory votes on executive compensation, the Board of Directors knows of no other matters to be presented for action at the Meeting.  If any other matters are properly brought before the Meeting or any adjournment or postponement of the Meeting, the Proxy Committee intends to vote proxies in accordance with its members’ best judgment.

If any stockholder eligible to do so intends to present a proposal for consideration at the Corporation’s 2012 Annual Meeting of Stockholders, the Corporate Secretary must receive the proposal on or before December 26, 2011 to be considered for inclusion in the 2012 Proxy Statement.  Proposals should be sent to Jerome G. Oslick, Corporate Secretary, Federal Agricultural Mortgage Corporation, 1133 Twenty-First Street, N.W., Suite 600, Washington, D.C. 20036.  In addition, if any stockholder notifies the Corporation after March 1, 2012 of an intent to present a proposal at the Corporation’s 2012 Annual Meeting of Stockholders, the Corporation’s proxy holders will have the right to exercise discretionary voting authority with respect to that proposal, if presented at the meeting, without the Corporation including information regarding the proposal in its proxy materials.

Communications with the Board

Stockholders and other interested parties may communicate directly with members of the Board of Directors by writing to them at Federal Agricultural Mortgage Corporation, 1133 Twenty-First Street, N.W., Suite 600, Washington, D.C. 20036.

Board of Directors Meetings and Committees

In 2010, the Board of Directors held a total of six meetings.  Each member of the Board attended 75% or more of the aggregate number of meetings of the Board of Directors and of the committees on which he or she served during 2010.  As Chairman of the Board, Lowell L. Junkins presides over all meetings of the Board of Directors, including regularly scheduled executive sessions of the Board in which members of management do not participate.  All members of the Board of Directors are expected to attend the Annual Meeting of Stockholders, which is held in conjunction with a regularly scheduled meeting of the Board of Directors.  All members of the Board of Directors at the time of the 2010 Annual Meeting of Stockholders attended that meeting.

The Board currently has seven standing committees to assist it in the performance of its responsibilities:  Audit Committee, Compensation Committee, Corporate Governance Committee, Credit Committee, Finance Committee, Marketing Committee and Public Policy Committee.  Each director serves on at least one committee.  See “Class A Nominees,” “Class B Nominees” and “Directors Appointed by the President of the United States” for information regarding the committees on which the current members of the Board serve.  The Audit Committee and the Compensation Committee met eleven times and six times, respectively, during 2010.  The Corporate Governance Committee, which selects nominees for election to the Board of Directors, approves corporate governance policies for the Corporation, sets agendas for the meetings of the Board of Directors and is able to exercise certain powers of the Board of Directors during the intervals between meetings of the Board, met eight times during 2010.  The Credit Committee, which is responsible for reviewing and approving all policy matters relating to changes to the Corporation’s Seller/Servicer Guide and making recommendations to the Board of Directors on credit matters, met nine times during 2010.  The Finance Committee, which is responsible for determining the financial policies of the Corporation and managing the Corporation’s financial affairs, met six times during 2010.  The Marketing Committee, which is responsible for the development and monitoring of the Corporation’s programs and marketing plan, met five times during 2010.  The Public Policy Committee, which considers matters of public policy referred to it by the Board of Directors such as the Corporation’s relationship with and policies regarding borrowers, Congress and governmental agencies and conflicts of interest, met six times during 2010.  Each of these Committees oversees aspects of Farmer Mac’s enterprise risk management as described in the following paragraph.  See “Item No. 1: Election of Directors,” “Executive Compensation Governance” and “Report of the Audit Committee” and “Item No. 2: Selection of Independent Auditors” for information regarding the Corporate Governance Committee, the Compensation Committee and the Audit Committee, respectively.

Enterprise Risk Management

The executive officers have the primary responsibility for managing the risks associated with Farmer Mac’s business, including operational, credit, asset and liability management, legal, regulatory and political risks.  The Board of Directors oversees Farmer Mac’s enterprise risk through its system of committees and the Corporation’s internal audit (“IA”) and internal credit review (“ICR”) functions.  The Finance Committee oversees Farmer Mac’s asset and liability management and Farmer Mac’s compliance with its investment and interest rate risk policies.  The Credit Committee is responsible for overseeing the credit risks inherent in Farmer Mac’s fulfillment of its statutory mission to deliver the benefits of a secondary market to agricultural and rural utilities lenders.  The ICR function provides an independent assessment of credit risk, reporting directly to the Credit Committee.  The Public Policy Committee oversees the Corporation’s exposure to political risk.  The Compensation Committee assures that Farmer Mac’s compensation policies and plans are aligned with the Corporation’s overall risk tolerance. The Corporate Governance Committee oversees the governance policies of Farmer Mac and compliance with the Corporation’s Code of Business Conduct and Ethics.  The Audit Committee oversees the financial reporting and accounting practices of the Corporation, as well as the IA function, which annually compiles an enterprise risk assessment and, under the oversight of the Audit Committee, conducts periodic audits of the various risk areas within the Corporation, at least once every three years.  Each of the Committees and management report at each Board meeting to the full Board concerning the risks within their respective jurisdictions.

Code of Business Conduct and Ethics

Farmer Mac has adopted a code of business conduct and ethics (the “Code”) that applies to all directors, officers, employees and agents of Farmer Mac, including the Corporation’s principal executive officer, principal financial officer and principal accounting officer.  A copy of the Code is available on Farmer Mac’s website, www.farmermac.com, in the “Corporate Governance” portion of the “Investors” section.  Farmer Mac will post any amendment to, or waiver from, a provision of the Code in that same location on its website.  A print copy of the Code is available free of charge upon written request to Jerome G. Oslick, Corporate Secretary, Federal Agricultural Mortgage Corporation, 1133 Twenty-First Street, N.W., Suite 600, Washington, D.C. 20036.

Item No. 1:  Election of Directors

At the Meeting, ten directors will be elected for one-year terms.  The Act provides that five of the directors will be elected by a plurality of the votes of the Class A Holders, and five of the directors will be elected by a plurality of the votes of the Class B Holders.  All of the Class A and Class B nominees currently are members of the Board of Directors.  The directors elected by the Class A Holders and the Class B Holders will hold office until the Corporation’s 2012 Annual Meeting of Stockholders, or until their respective successors have been duly elected and qualified.

The Act further provides that the President of the United States will appoint five members to the Board of Directors with the advice and consent of the United States Senate (the “Appointed Members”).  The Appointed Members serve at the pleasure of the President of the United States.  The Board of Directors, after the election at the Meeting, will consist of the five Appointed Members named under “Directors Appointed by the President of the United States” below (or such other Appointed Members as may be appointed by the President and confirmed by the Senate between April 15, 2011 and June 2, 2011) and the ten members who are elected by the holders of Farmer Mac’s Voting Common Stock.

To facilitate the selection of director nominees, the Board of Directors utilizes a Corporate Governance Committee that under the By-Laws is to be comprised of two members of the Board appointed by the President of the United States (one of whom serves as the chairman of the Committee) and two representatives from each of the Corporation’s two elected classes of directors.  The current members of the Corporate Governance Committee are:  Appointed Members Messrs. Junkins and Klippenstein; Class A directors Messrs. Brack and Engebretsen; and Class B directors Messrs. Davidson and Raines.  As described in more detail in “Director Independence,” the Board has determined that all the current members of the Corporate Governance Committee are “independent,” as defined in Farmer Mac’s Corporate Governance Guidelines, SEC rules and NYSE listing standards.  The Corporate Governance Committee Charter and Farmer Mac’s Corporate Governance Guidelines are available on Farmer Mac’s website, www.farmermac.com, in the “Corporate Governance” portion of the “Investors” section.  Print copies of the Corporate Governance Committee Charter and Farmer Mac’s Corporate Governance Guidelines are available free of charge upon written request to Jerome G. Oslick, Corporate Secretary, Federal Agricultural Mortgage Corporation, 1133 Twenty-First Street, N.W., Suite 600, Washington, D.C. 20036.

The Board has adopted a policy statement on directors that expresses the general principles that should govern director selection and conduct, which the Corporate Governance Committee uses in identifying and evaluating potential candidates for director.  The Corporate Governance Committee reviews, on an annual basis, the appropriate skills and characteristics required of Board members in the context of the perceived needs of the Board at that point in time.  The Committee strives to identify and retain as members of the Board individuals who have the qualities, business background and experience that will enable them to contribute significantly to the development of Farmer Mac’s business and its future success.  The Board has determined that its elected members should be comprised of individuals with a variety of business backgrounds and experiences who have a broad perspective and good record of accomplishment either as senior members of agricultural or other relevant business management, as agricultural, rural utilities or commercial lenders, as accountants or auditors, or as entrepreneurs.  The Board has also determined that it is desirable to have qualified female and minority representation on the Board.  In selecting a nominee for director, the Corporate Governance Committee also considers an individual’s character, judgment, fairness and overall ability to serve Farmer Mac.  Thus, in addition to considering the current needs of the Board and the quality of an individual’s professional background and experience, the Corporate Governance Committee seeks individuals who:

•	have integrity, independence, an inquiring mind, an ability to work with others, good judgment, intellectual competence, and motivation;

•	have the willingness and ability to represent all stockholders’ interests, and not just the particular constituency that elected the director to serve on the Board;

•	have an awareness of, and a sensitivity to, the public purpose of Farmer Mac and a sense of responsibility to Farmer Mac’s intended beneficiaries;

•	are willing to commit the necessary time and energy to prepare for and attend Board and committee meetings; and

•
are willing and have the ability to advance their views and opinions in a forthright manner, but, upon the conclusion of deliberations, to act in the best interests of Farmer Mac, and, once a decision is reached by a majority, to support the decision.

The Committee and the Board exercise judgment in applying these factors to select director nominees.

The Corporate Governance Committee recommended five individuals to be considered for election as Class A nominees and five individuals to be considered for election as Class B nominees, and the Board of Directors has approved these recommendations.  The individuals recommended by the Corporate Governance Committee are referred to collectively as the “Nominees.”  The Nominees will stand for election to serve for terms of one year each, or until their respective successors are duly elected and qualified.  Each of the ten Nominees is a current member of the Board standing for re-election.  No fees were paid to any director search firms or other third parties to assist in identifying and evaluating the Nominees.

In identifying potential candidates for the Board, the Corporate Governance Committee considers suggestions from Board members, management, stockholders and others.  From time to time, the Committee may retain a search firm to assist in identifying potential candidates and gathering information about the background and experience of such candidates.  The Committee will consider all proposed nominees, including stockholder nominees, in light of the qualifications discussed above and the assessed needs of the Board at the time.  For the 2012 Annual Meeting of Stockholders, the Corporate Governance Committee will consider nominees recommended by holders of Farmer Mac’s Voting Common Stock, who may submit written recommendations by January 29, 2012 to Jerome G. Oslick, Corporate Secretary, Federal Agricultural Mortgage Corporation, 1133 Twenty-First Street, N.W., Suite 600, Washington, D.C. 20036.

If any of the ten Nominees named below is unable or unwilling to stand as a candidate for the office of director on the date of the Meeting or at any adjournment or postponement thereof, the proxies received on behalf of such Nominee will be voted for such substitute or other nominee(s) as the Board of Directors may designate.  The Board of Directors has no reason to believe that any of the Nominees will be unable or unwilling to serve if elected.

Information about Nominees for Director

Each of the Nominees has been principally employed in his current position for the past five years unless otherwise noted.

Class A Nominees

DENNIS L. BRACK, 58, has been a member of the Board of Directors of the Corporation since June 7, 2001 and serves as chairman of the Compensation Committee and as a member of the Corporate Governance Committee and the Credit Committee.  Mr. Brack served as President and Chief Executive Officer of Bath State Bank in Bath, Indiana from 1988 to 2007.  He has remained as a director of Bath State Bank and is currently a director of the board of Bath State Bancorp, the holding company for the bank.  He became a member of the board of directors of Franklin County Community Foundation, Brookville, Indiana in 2007 and served as a member of their Investment Committee from 1999 to 2009.  Mr. Brack has recently worked on the steering committees for Comprehensive Plan Development in both Franklin and Union Counties, Indiana.  He was also a director of the Indiana Bankers Association from 1994 to 1996 and previously served a three-year term on the Purdue University Dean’s Advisory Council.

JAMES R. ENGEBRETSEN, 55, has been a member of the Board of Directors of the Corporation since June 5, 2008 and serves as a member of the Audit Committee, the Corporate Governance Committee, and the Finance Committee.  Mr. Engebretsen is the Assistant Dean of the Marriott School of Management at Brigham Young University.  He formerly served as the Managing Director of the Peery Institute of Financial Services at the Marriott School from 2004 to 2006.  He joined the Marriott School with nearly fifteen years of work experience at Lehman Brothers, JP Morgan and Goldman Sachs in New York and Philadelphia.  Mr. Engebretsen left Goldman Sachs in 1995 to set up his own hedge fund, Associates Capital Management.  He earned his MBA and BS in Economics from Brigham Young University.

DENNIS A. EVERSON, 60, has been a member of the Board of Directors of the Corporation since June 3, 2004 and serves as chairman of the Marketing Committee and as a member of the Credit Committee.  Mr. Everson has served as Branch Administration Director of First Dakota National Bank since 2009, and prior to then served as President and Manager of the First Dakota National Bank Agri-business Division since 2002.  From 1984 until 2002, he was Vice President and Manager of the First Dakota National Bank Agri-business Division.  From 2000 until 2002, Mr. Everson was a member of the Federal Home Loan Bank Committee of the American Bankers Association.  During 1998, he served as Chairman of the Agricultural & Rural Bankers Committee of the American Bankers Association.

MITCHELL A. JOHNSON, 69, has been a member of the Board of Directors of the Corporation since June 12, 1997 and is a member of the Compensation Committee and the Marketing Committee.  Mr. Johnson is a financial consultant.  He is also a trustee of, and during the past five years has served as director for, the Advisors’ Inner Circle Funds, the Advisors’ Inner Circle Funds II, The Bishop Street Funds and SEI Funds.  Mr. Johnson formerly was President of MAJ Capital Management, Inc., an investment management firm that he founded in 1994 following his retirement from the Student Loan Marketing Association (“Sallie Mae”).  During his 21 years with Sallie Mae, Mr. Johnson held numerous positions within that organization including, for the seven years preceding his retirement, Senior Vice President, Corporate Finance.  He has been a trustee of Citizens Funds, Rushmore Funds and Diversified Funds.  Mr. Johnson also served as a director of Eldorado Bankshares, Inc., Laguna Hills, California, the holding company for Eldorado and Antelope Valley Banks.

CLARK B. MAXWELL, 39, has been a member of the Board of Directors of the Corporation since June 5, 2008 and serves as a member of the Audit Committee, the Public Policy Committee, and the Finance Committee.  Mr. Maxwell has been a Senior Vice President at Chatham Financial Corp. since 2002, where he is the Director of Accounting Policy and Global Accounting Services.  Chatham provides comprehensive interest rate, commodity and currency hedging expertise to hundreds of financial institutions, real estate companies, and other institutional clients.  From 1998 to 2002, Mr. Maxwell was a Manager at Ernst & Young LLP, where he specialized in audits of financial institutions and served as a derivatives and hedging subject matter expert.  Mr. Maxwell was a Postgraduate Technical Assistant at the Financial Accounting Standards Board from 1997 to 1998, where he worked on the development of Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities.  Mr. Maxwell is a Certified Public Accountant and a member of the AICPA.  He received his BS, summa cum laude, and Masters in Accounting from Brigham Young University.

Class B Nominees

RICHARD H. DAVIDSON, 66, has been a member of the Board of Directors of the Corporation since June 3, 2010 and serves as a member of the Compensation Committee, the Corporate Governance Committee, and the Finance Committee.  Mr. Davidson is presently serving as President of Davidson Farms, Inc. and Vice President of DSF, Inc., which consists of a grain farm, cow/calf herd, and beef cattle operation, located south of Columbus, Ohio.  Mr. Davidson has been operating Davidson Farms, Inc. since 1970 and, together with his son, operating DSF, Inc. since 2001.  Mr. Davidson was elected to the AgriBank, FCB board of directors in March 2005 and currently serves as its vice chairman.  He also serves on AgriBank’s Finance Committee and as chairman of its Enterprise Risk Management Committee.  He also currently serves on the board of the Fayette County Charitable Foundation and was chairman of the Fayette County Planning Commission and the Fayette County Zoning Commission.  Mr. Davidson has previously served on the board and as chairman of West Central Ohio Port Authority (railroad), Fayette Landmark, Inc. Co-op Supply Business and Fayette County Farm Bureau.  He has also previously served on the board of the Columbus Production Credit Association, the Southern Ohio Farm Credit Association, Southern State Community College, Robinson Seed Company, Inc. Stock Company, Fayette County Chamber of Commerce and Royster Clark, Inc. Stock Company (fertilizer and agricultural supply).  Mr. Davidson is a graduate of Ohio State University with a degree in Agricultural Economics.

ERNEST M. HODGES, 63, has been a member of the Board of Directors of the Corporation since June 16, 2005 and serves as chairman of the Credit Committee and as a member of the Marketing Committee.  He has served as Executive Vice President of Farm Credit West, ACA in Roseville, California since the merger between Farm Credit West and Sacramento Valley Farm Credit, ACA in April 2008.  Prior to that time, Mr. Hodges had served as President and Chief Executive Officer of Sacramento Valley Farm Credit in Woodland California since 1993.  He was also Chief Credit Officer of Sacramento Valley Farm Credit from 1991 to 1993 and served as an Examiner with the United States Office of the Comptroller of the Currency in 1991.  Mr. Hodges served in executive management positions with the Western Farm Credit Bank from 1982 to 1990, most recently as Senior Vice President.

BRIAN P. JACKSON, 53, has been a member of the Board of Directors of the Corporation since June 4, 2009 and is a member of the Audit Committee, the Compensation Committee, and the Finance Committee.  Mr. Jackson is a private investor.  From October 2008 to June 2009, Mr. Jackson represented the holders of Farmer Mac’s Series B-1 Senior Cumulative Perpetual Preferred Stock as one of three observers of Farmer Mac’s Board.  From June 2000 to November 2009, he was Executive Vice President and Chief Financial and Administrative Officer of, CoBank, ACB, one of the five banks within the Farm Credit System.  In his role as Executive Vice President and Chief Financial and Administrative Officer of CoBank, Mr. Jackson was responsible for the bank’s finance, controller, information technology, operations, corporate communications and administrative services functions and chaired a number of committees, including CoBank’s Disclosure Committee.  Mr. Jackson also served as Vice Chairman of Farm Credit Leasing Services Corporation and Chairman and President of the Farm Credit System Association Captive Insurance Company.  Prior to joining CoBank in 2000, Mr. Jackson served as Senior Vice President – Finance and Administrative Services and Treasurer for the predecessor to Xcel Energy Inc., a Fortune 500 electric and gas utility company.  From 1980 to 1997, Mr. Jackson worked for Arthur Andersen LLP, the last several years as an audit partner specializing in electric and gas utilities, communications and real estate companies.  Mr. Jackson is a Certified Public Accountant and a member of the AICPA.  He is active in local and national charitable organizations, including as chairman of the board of Big Brothers Big Sisters of America, and a member of the Board of Trustees of the Mile High United Way.

BRIAN J. O’KEANE, 42, has been a member of the Board of Directors of the Corporation since June 5, 2008 and serves as chairman of the Finance Committee and as a member of the Credit Committee.  Mr. O’Keane is the Executive Vice President, Banking & Finance, and Chief Financial Officer of AgriBank, FCB, the largest of five banks within the Farm Credit System.  He joined AgriBank in September 2007 and provides leadership and strategic oversight of the finance function including treasury, capital planning and financial control, as well as association relationship management and government affairs.  From 1997 until joining AgriBank, Mr. O’Keane held a series of key financial leadership roles within CNH Capital, the captive financial services arm of Case New Holland Inc. and its predecessor company, Case Corporation, functioning as global treasurer beginning in 2002.  In his capacity as treasurer, he was responsible for directing all global treasury and capital markets activities, including asset-backed securitization, capital structure management, liquidity planning, corporate finance and financial risk management.  His experience also includes financial leadership roles at The Quaker Oats Company from 1996 to 1997 and Exxon Corporation from 1991 to 1995.  Mr. O’Keane holds a BS degree in Finance from Indiana University and an MBA degree in Finance, Accounting and International Business from the Kellogg Graduate School of Management, Northwestern University.  During the past five years, Mr. O’Keane has served as a director of the following companies:  CNH Capital America, LLC, CNH Capital Receivables, LLC and CNH Wholesale Receivables, LLC.

JOHN DAN RAINES, JR., 67, has been a member of the Board of Directors of the Corporation since June 18, 1992 and serves as chairman of the Audit Committee and is a member of the Corporate Governance Committee and the Public Policy Committee.  He is the owner and operator of Raines Commercial Group, Inc., a general business corporation.  Since 1981, Mr. Raines has served as a member of the board of directors of AgGeorgia Farm Credit, ACA, and its predecessor Farm Credit System institution.  He also previously served as a member of the board of directors of AgFirst Farm Credit Bank (formerly the Farm Credit Bank of Columbia, South Carolina) from 1990 to 2009.  From 1986 to 1990, Mr. Raines was a member of the board of directors of the South Atlantic Production Credit Association, and served as its chairman in 1989 and 1990. Mr. Raines holds a BBA degree from the University of Georgia.

Directors Appointed by the President of the United States

JULIA BARTLING, 52, has been a member of the Board of Directors of the Corporation since June 5, 2003 and is a member of the Audit Committee, the Marketing Committee, and the Public Policy Committee.  Her appointment to the Board was confirmed by the United States Senate on June 3, 2003.  Ms. Bartling served as an elected member of the South Dakota Legislature from January 1, 2001 through December 2010.  She also served as Auditor of Gregory County, South Dakota from 1983 through 2000.  Ms. Bartling and her spouse have owned Bartling Feed, Grain & Trucking since 1977, and own or lease approximately 1,000 acres of farmland.

SARA L. FAIVRE-DAVIS, 46, has been a member of the Board of Directors of the Corporation since September 30, 2010 and serves as a member of the Audit Committee, the Marketing Committee, and the Public Policy Committee.  Dr. Faivre-Davis is currently co-owner and managing partner of Wild Type Ranch, which she operates with her husband, Ralph Mitchell.  She has operated Wild Type Ranch since 2005.  Dr. Faivre-Davis co-founded GenomicFX, a livestock genomics company, and served as Vice President of Bioinformatics and Vice President of Swine Business Development from 2000-2001.  In 2001, she co-founded ViaGen, Inc., a livestock genetic improvement company, where she served in several capacities, including President, from 2001-2006.  Dr. Faivre-Davis has held research positions as a staff scientist with the United States Department of Agriculture on the Bovine Genome Project and with the University of Iowa on the Human Genome Project.  Her academic career also includes faculty appointments at the University of Illinois and Texas A&M University.  Dr. Faivre-Davis graduated with honors from Iowa State University with a Bachelor of Science in Agricultural Business and Animal Science in 1986, and she earned her Ph.D. in Genetics from Texas A&M in 1991.

LOWELL L. JUNKINS, 67, has been a member of the Board of Directors of the Corporation since June 13, 1996, and Chairman of the Board since September 30, 2010.  He previously served as Vice Chairman of the Board from December 5, 2002 to September 30, 2010 and Acting Chairman of the Board from September 15, 2008 to September 30, 2010.  Mr. Junkins serves as chairman of the Corporate Governance Committee and is a member of the Compensation Committee and the Public Policy Committee.  He was appointed to the Board of Directors by President Clinton in April 1996 while the Senate was in recess and was confirmed by the Senate on May 23, 1997 and was reconfirmed by the Senate on June 3, 2003 and on September 30, 2010.  Mr. Junkins works as a public affairs consultant for Lowell Junkins & Associates in Des Moines, Iowa.  He owns and operates Hillcrest Farms in Montrose, Iowa, where he served as Mayor from 1971 to 1972.  From 1974 through 1986, Mr. Junkins served as an Iowa State Senator, including as majority leader from 1981 to 1986.

GLEN O. KLIPPENSTEIN, 73, has been a member of the Board of Directors of the Corporation since June 5, 2003 and is a member of the Public Policy Committee, the Corporate Governance Committee, the Compensation Committee, and the Credit Committee.  His appointment to the Board was confirmed by the United States Senate on June 3, 2003.  Mr. Klippenstein served as the chief executive officer of the American Chianina Association from November 8, 2000 until July 2009, has previously served two terms as chairman of the Cattleman’s Beef Promotion and Research Board (Beef Checkoff Board), and has had experience owning and managing a cattle seedstock operation.  He currently operates his family farm, engaged in cattle production, which has sold product internationally to 22 other countries.  Mr. Klippenstein also served as a Missouri State Senator from 1993 to 1994 and presently serves as a Missouri State Representative.

MYLES J. WATTS, 60, has been a member of the Board of Directors of the Corporation since September 30, 2010 and serves as a member of the Credit Committee, the Finance Committee, and the Public Policy Committee.  Dr. Watts is a professor in the Department of Agricultural Economics and Economics at Montana State University, where he has been a member of the faculty since 1978 and previously served as Department Head for 17 years, and currently also serves as an actuary for Watts and Associates, Inc.  He has also served in various editorial capacities for the Journal of Agricultural and Resource Economics and has advised many governments and private organizations, including large international reinsurance companies, on an array of financial issues, mostly focusing on agricultural insurance.  He was one of the primary organizers of the International Institute for Agricultural Risk Management, and currently serves as a board member or in other leadership positions for a variety of nonprofit economic education groups.  He has substantial experience with large reinsurance companies in various capacities.  Dr. Watts received his Ph.D. from the University of Nebraska in 1978.

In addition to the affiliations set forth above, the Nominees and Appointed Members are active in many local and national trade, commodity, charitable, educational and religious organizations.

Qualifications, Attributes, Skills and Experience To Be Represented on the Board as a Whole

The Corporate Governance Committee has identified particular qualifications, attributes, skills and experience that are important to be represented on the Board as a whole in light of Farmer Mac’s current needs and business priorities. The Corporation’s business is focused primarily on agricultural, agri-business and rural utilities lending.  Therefore, the Corporate Governance Committee believes that the Board should include some directors who possess knowledge of the underlying industries, marketing and lending.  Messrs. Brack, Everson, Hodges and Jackson bring to the Board the necessary expertise in relevant lending; Dr. Faivre-Davis and Messrs. Everson and Klippenstein bring to the Board appropriate marketing experience and Ms. Bartling, Dr. Faivre-Davis and Messrs. Davidson, Junkins, Klippenstein and Raines bring to the Board direct experience in agriculture.

Farmer Mac’s business also involves complicated financial transactions and complex accounting issues.  Therefore, the Corporate Governance Committee believes that the Board should include some directors with a high level of financial literacy or accounting training or experience.  Messrs. Davidson, Engebretsen, Hodges, Jackson, Johnson, Maxwell and O’Keane and Dr. Watts bring to the Board that high level of financial literacy or accounting training or experience.

As a Congressionally chartered, highly regulated, government-sponsored enterprise, Farmer Mac is required to comply with a variety of regulatory and statutory requirements and be aware of developments in the political arena.  Therefore, the Corporate Governance Committee believes that governmental or political expertise should be represented on the Board.  That governmental or political experience is brought to the Board by Ms. Bartling, Drs. Faivre-Davis and Watts and Messrs. Junkins and Klippenstein, all five of whom were appointed to the Board by the President of the United States and confirmed by the Senate.

The fact that a director is not named in the discussion of a particular attribute does not mean that the director does not possess that qualification or skill, but rather that it is not a specific area of focus or expertise on which the Board currently relies.

Compensation of Directors

The directors of Farmer Mac are required to spend a considerable amount of time preparing for, as well as participating in, Board and committee meetings.  In addition, they are often called upon for their counsel between meeting dates.  For those services, each director receives the following compensation:  (a) an annual retainer of $24,000 ($30,500 for the chairman of the Audit Committee, $29,000 for the chairman of the Compensation Committee and $34,000 for the Chairman of the Board); (b) $1,200 per day, plus expenses, for each meeting of the Board and each committee meeting attended (if on a day other than that of the Board meeting); and (c) with the prior approval of the President of the Corporation or the Chairman of the Board (or the chairman of the Compensation Committee in the case of a per diem for the Chairman of the Board), $1,200 per day, plus expenses, for certain other meetings and conferences with borrowers, lenders or other groups. The aggregate amount of cash compensation (including payments in lieu of dividends paid on restricted stock) received by all persons who served on the Board of Directors in 2010 was approximately $570,664.  In addition to the cash compensation, Farmer Mac also reimburses directors for expenses incurred in performing their duties as directors and pays for continuing education related to their service as directors on the Board.

On April 1, 2010, each sitting Board member was granted 4,099 shares of restricted Class C Non-Voting Common Stock under the Corporation’s 2008 Omnibus Incentive Compensation Plan, with such restricted stock vesting on March 31, 2011, or earlier if a member were to be removed without cause.  Those restricted stock grants were calculated to provide a grant equal to approximately $50,000 to each director based on the stock price on the grant date.  In addition, new members were granted restricted stock upon becoming members in an amount calculated to provide a pro-rata award.  Under that provision, Mr. Davidson was granted 2,699 shares of restricted stock on June 3, 2010 and Drs. Faivre-Davis and Watts were each granted 2,361 shares of restricted stock on October 5, 2010.  The restricted stock granted to new members also vested on March 31, 2011.

The following table sets forth the compensation received during 2010 by each person who served on the Board during 2010:

Name	Fees Earned or Paid in Cash1	Restricted Stock Awards2	All Other Compensation3	Total

Julia Bartling	$39,000	$50,008	$1,686	$90,694
Dennis Brack	42,500	50,008	1,686	94,194
Richard Davidson	16,538	41,673	—	58,211
James Engebretsen	38,000	50,008	1,686	89,694
Dennis Everson	31,000	50,008	1,686	82,694
Sara Faivre-Davis	8,000	25,003	—	33,003
Ernest Hodges4	33,000	50,008	1,686	84,694
Brian Jackson	39,000	50,008	1,686	90,694
Mitchell Johnson	31,000	50,008	1,686	82,694
Lowell Junkins	57,000	50,008	1,686	108,694
Glen Klippenstein	39,000	50,008	1,686	90,694
Clark Maxwell	39,000	50,008	1,686	90,694
Brian O’Keane	32,000	50,008	1,686	83,694
John Dan Raines	48,500	50,008	1,686	100,194
Myles Watts	7,000	25,003	—	32,003
(Members who no longer serve on the Board)5	46,516	50,008	3,373	99,897

1 Includes amounts that the following directors voluntarily used to purchase, at market value, newly issued Class C Non-Voting Common Stock in lieu of receiving some or all of their retainers in cash: James Engebretsen ($2,494); Dennis Everson ($2,815); Brian Jackson ($4,995); Mitchell Johnson ($18,985); Lowell Junkins ($733); Glen Klippenstein ($4,721); and members no longer on the Board ($9,493).
2 The grant date fair value of each share of restricted stock awarded in 2010 to:  Richard Davidson was $15.44; Sara Faivre-Davis and Myles Watts was $10.59; and all other members was $12.20, in each case being the closing price of the Class C Non-Voting Common Stock on the date of grant.
3 Payments in lieu of dividends on grants of restricted stock.
4 Mr. Hodges immediately assigned all equity compensation he received from Farmer Mac in 2010 to his employer.  That equity compensation had a total grant date value of $50,008.
5 Grace Daniel’s term on the Board ended on September 30, 2010; Paul DeBriyn’s term on the Board ended on June 3, 2010.

Stock Ownership of Directors and Executive Officers

As of April 15, 2011, the members of the Board of Directors, nominees for election as directors and current executive officers of the Corporation listed in the table below might be deemed to be “beneficial owners” of the indicated number of equity securities of the Corporation, as defined by the rules of the SEC.  The Corporation’s Voting Common Stock may be held only by banks, insurance companies and financial institutions and Farm Credit System institutions, and may not be held by individuals.  Accordingly, no executive officer owns, directly or indirectly, any shares of any class of the Corporation’s Voting Common Stock.  Furthermore, Appointed Members may not be officers or directors of financial institutions or Farm Credit System institutions and may not, directly or indirectly, own Voting Common Stock of the Corporation.  There are no ownership restrictions on the Class C Non-Voting Common Stock.  For information about the beneficial owners of 5% or more of the Voting Common Stock of the Corporation, see “Principal Holders of Voting Common Stock.”

	Voting Common Stock		Non-Voting Common Stock1,2
	Class A or Class B	Percent of Class	Class C	Percent of Class
Timothy L. Buzby	—	—	177,096	2.01%
Michael A. Gerber	—	—	82,001	*
Jerome G. Oslick	—	—	136,559	1.55%
Tom D. Stenson	—	—	315,886	3.59%
Julia Bartling	—	—	16,099	*
Dennis L. Brack	—	—	26,220	*
Richard H. Davidson	—	—	2,699	*
James R. Engebretsen	—	—	12,985	*
Dennis A. Everson	—	—	17,638	*
Sara L. Faivre-Davis	—	—	2,361	*
Ernest M. Hodges	—	—	—	*
Brian P. Jackson	—	—	4,099	*
Mitchell A. Johnson	—	—	28,639	*
Lowell L. Junkins	—	—	25,782	*
Glen O. Klippenstein	—	—	19,218	*
Clark B. Maxwell	—	—	12,531	*
Brian J. O’Keane	—	—	8,531	*
John Dan Raines	—	—	14,808	*
Myles J. Watts	—	—	2,361	*
All directors, nominees and current executive officers as a group (19 persons)	—	—	905,513	10.28%

* Less than 1%.
1 Includes shares of Class C Non-Voting Common Stock that may be acquired within 60 days through the exercise of stock options as follows:  Mr. Buzby, 115,921 shares; Mr. Gerber, 6,000 shares; Mr. Oslick, 94,912 shares; Mr. Stenson, 231,603 shares; Mr. Raines, 10,000 shares; Ms. Bartling and Messrs. Brack, Everson, Johnson, Junkins, and Klippenstein, 12,000 shares each; and all directors and executive officers as a group, 530,436 shares.
2 Includes shares of Class C Non-Voting Common Stock underlying SARs that may be exercised within 60 days as follows:  Mr. Buzby, 61,175 shares; Mr. Gerber, 74,999 shares; Mr. Oslick, 41,647 shares; and Mr. Stenson, 84,283 shares.

Director Independence

The Board of Directors has adopted a formal set of standards to form the basis for determinations of director independence required by NYSE rules.  To be considered “independent” for purposes of these standards, the Board must affirmatively determine that a director does not have a material relationship with Farmer Mac other than as a director of Farmer Mac.  The Board broadly considers all relevant facts and circumstances in making an independence determination, including the following criteria, among others, in determining whether a director lacks a material relationship and therefore is “independent”:

(a)	the director is not and has not been employed by the Corporation within the past three years;

(b)	the director has not received more than $120,000 per year in direct compensation from the Corporation, other than director and committee fees, within the past three years;

(c)
the director is not and has not been for the past three years a significant advisor or consultant to the Corporation, and is not affiliated with a company or a firm that is (revenue of the greater of 2% of the other company’s consolidated gross revenues or $1 million is considered significant);

(d)
the director is not and has not been for the past three years a significant customer or supplier of the Corporation nor affiliated with a company or firm that is (revenue of the greater of 2% of the other company’s consolidated gross revenues or $1 million is considered significant);

(e)
the director is not and has not been for the past three years employed by or affiliated with an internal or external auditor of the company that provided services to the Corporation within the past three years;

(f)	the director is not and has not been for the past three years employed by another company where any of the Corporation’s present executives serve on that company’s compensation committee;

(g)
the director is not a spouse, parent, sibling, child, mother- or father-in-law, son- or daughter-in-law or brother- or sister-in-law or any person (other than household employees) who shares a residence with any person described by (a) through (f);

(h)
the director is not and has not been for the past three years affiliated with a tax-exempt entity that received significant contributions from the Corporation (revenue of the greater of 2% of the entity’s consolidated gross revenues or $1 million is considered significant); and

(i)
the director does not have any other relationships with the Corporation or the members of management of the Corporation or other activities that the Board has determined to be material not described in (a) through (h), including the following:

i.	the director is not a candidate for federal political office;
ii.	the director is not an employee of an entity that does any business with Farmer Mac; and
iii.	the director is not an employee of an entity that holds more than 5% of any class of Farmer Mac Voting Common Stock.

The criteria, which are included in Farmer Mac’s Corporate Governance Guidelines available on the Corporation’s website, www.farmermac.com, in the “Corporate Governance” portion of the “Investors” section, meet or exceed all requirements for director independence contained in SEC and NYSE rules.

In April 2011, the Board considered all direct and indirect transactions and relationships between each director (either directly or as a partner, stockholder, officer or director of an entity that has a business relationship with Farmer Mac) and the Corporation and its management to determine whether any such transactions or relationships were inconsistent with a determination that the director is independent.  As a result of its review, the Board affirmatively determined that each of the following current directors meets the criteria for director independence set forth above and, therefore, is independent:  Julia Bartling, Dennis L. Brack, Richard H. Davidson, James R. Engebretsen, Sara L. Faivre-Davis, Brian P. Jackson, Mitchell A. Johnson, Lowell L. Junkins, Glen O. Klippenstein, Clark B. Maxwell, John Dan Raines, and Myles J. Watts.  During the same review, the Board determined that Dennis A. Everson and Ernest M. Hodges were not deemed to be “independent directors” because they are employed by entities that do business with Farmer Mac and Brian J. O’Keane was not deemed to be an “independent director” because he is employed by an entity that holds more than 5% of Farmer Mac’s Class B Voting Common Stock.

In determining that each of the current directors other than Messrs. Everson, Hodges, and O’Keane is independent of Farmer Mac, the Board considered that because financial institutions are required to own Voting Common Stock to participate in Farmer Mac’s programs, transactions often occur in the ordinary course of business between the Corporation and companies or other entities at which some of Farmer Mac’s directors are or have been officers or directors.  In particular, with respect to each of the most recent three completed fiscal years, the Board evaluated for each of Messrs. Brack and Raines all transactions between Farmer Mac and the company where he serves as a director.  Those transactions included sales of qualified loans and USDA-guaranteed portions and guarantee and LTSPC transactions as well as the annual amount of guarantee and commitment fees paid to Farmer Mac by that company and any servicing or other fees received by that company from Farmer Mac.  In each case, the transactions had terms and conditions comparable to those applicable to entities unaffiliated with Farmer Mac, and the amount paid to or received from each of these companies in each of the last three years did not exceed the 2% of total revenue threshold in the director independence criteria used to determine whether an entity affiliated with a director is a significant customer of the Corporation.  The Board determined that none of these relationships it considered impaired the independence of the named individuals.  For additional information about transactions between Farmer Mac and entities affiliated with directors, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations ─ Results of Operations ─ Related Party Transactions” and Note 3 in Farmer Mac’s Annual Report on Form 10-K for the year ended December 31, 2010.

Report of the Audit Committee

The following report of the Audit Committee shall not be deemed to be “soliciting material,” or to be “filed” with the SEC, and will not be deemed to be incorporated by reference into any filing by the Corporation under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that the Corporation specifically requests that such information be treated as soliciting material or specifically incorporates the report by reference into a document.

The Audit Committee reviewed and recommended reaffirmation of the Audit Committee Charter, which reaffirmation was approved by the full Board on February 3, 2011.  The complete text of the charter, which reflects standards set forth in SEC regulations and NYSE listing standards, is available on the Corporation’s website, www.farmermac.com, in the “Corporate Governance” portion of the “Investors” section.  A print copy of the Audit Committee Charter is available free of charge upon written request to Jerome G. Oslick, Corporate Secretary, Federal Agricultural Mortgage Corporation, 1133 Twenty-First Street, N.W., Suite 600, Washington, D.C. 20036.  The Audit Committee and the Board reviews and approves changes to the Audit Committee Charter annually.  The Board of Directors has determined that:  (1) all the directors who serve on the Audit Committee are “independent,” as defined in Farmer Mac’s Corporate Governance Guidelines, SEC rules and NYSE listing standards; and (2) each of Clark Maxwell, a member of the Audit Committee since June 6, 2008, and Brian Jackson, a member of the Audit Committee from June 4, 2009 through June 2, 2010 and since July 1, 2010, is an “audit committee financial expert,” as defined in SEC rules.  However, Messrs. Maxwell and Jackson are not auditors or accountants for Farmer Mac, do not perform field work and are not employees of Farmer Mac.  In accordance with the SEC’s safe harbor relating to audit committee financial experts, a person designated or identified as an audit committee financial expert will not be deemed to be an “expert” for purposes of the federal securities laws.  In addition, such designation or identification does not impose on such person any duties, obligations or liabilities that are greater than those imposed on such person as a member of the Audit Committee and Board of Directors in the absence of such designation or identification, and does not affect the duties, obligations or liabilities of any other member of the Audit Committee or Board of Directors.

Audit Committee Report for the Year Ended December 31, 2010

To Our Stockholders:

Management is primarily responsible for establishing and maintaining the financial public reporting process, including the system of internal accounting controls, and for the preparation of Farmer Mac’s consolidated financial statements in accordance with accounting principles generally accepted in the United States.  The Audit Committee, on behalf of the Board, monitors Farmer Mac’s financial reporting processes and systems of internal accounting control, the independence and performance of the independent auditors and the performance of the internal audit function.  The Corporation’s independent auditors are responsible for auditing those consolidated financial statements and expressing an opinion as to their conformity with generally accepted accounting principles and on management’s assessment of the effectiveness of the Corporation’s internal control over financial reporting.  In addition, the independent auditors will express their own opinion on the effectiveness of Farmer Mac’s internal control over financial reporting.

Management has represented to the Audit Committee that Farmer Mac’s audited consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States.  The Audit Committee reviewed and discussed Farmer Mac’s audited consolidated financial statements with both management and the Corporation’s independent auditors prior to their issuance.  The Audit Committee has discussed with the independent auditors their evaluation of the accounting principles, practices and judgments applied by management, and the Audit Committee has discussed any items required to be communicated to it by the independent auditors pursuant to rules and regulations promulgated by the Securities and Exchange Commission and the Public Company Accounting Oversight Board and the standards established by the American Institute of Certified Public Accountants, including matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication With Audit Committees).

With respect to the Corporation’s independent auditors, the Audit Committee, among other things, received from PricewaterhouseCoopers LLP the written disclosures as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from the Corporation and its management.  The Audit Committee has reviewed and pre-approved the audit fees of the independent auditors.  It also has approved non-audit services and reviewed fees for such services to assure compliance with applicable provisions of the Exchange Act, and applicable rules and regulations to assure compliance with the auditor independence requirements that prohibit independent auditors from performing specified services that might impair their independence as well as compliance with Farmer Mac’s and the Audit Committee’s policies.

The Audit Committee discussed with Farmer Mac’s independent auditors the overall scope of and plans for its audit.  Finally, the Audit Committee continued to monitor the scope and adequacy of the Corporation’s internal auditing program, including proposals for adequate staffing and to strengthen internal procedures and controls where appropriate.

In reliance upon these reviews and discussions, the Audit Committee recommended to the Board of Directors that the Board approve the inclusion of the Corporation’s audited consolidated financial statements in the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for filing with the Securities and Exchange Commission, as filed on March 16, 2011.

Audit Committee

John Dan Raines, Chairman	Julia Bartling
James R. Engebretsen	Sara L. Faivre-Davis
Brian P. Jackson	Clark B. Maxwell

Executive Officers

The following table sets forth the names and ages of the current executive officers of Farmer Mac, the principal positions held with the Corporation by such executive officers, and the officers’ experience prior to joining the Corporation.

Name	Age	Capacity in which Served and Five-Year History

Michael A. Gerber	52
President and Chief Executive Officer of the Corporation since March 1, 2009.  Mr. Gerber served as a member of the Board of Directors of the Corporation from June 7, 2007 through February 28, 2009 and served as a member of the Finance Committee and the Marketing Committee.  He served as President and Chief Executive Officer of Farm Credit of Western New York, ACA, located in Batavia, New York, from 1998 through February 2009, with a leave of absence to serve as Farmer Mac’s Acting President and CEO from October 1, 2008 through February 28, 2009.  Mr. Gerber was Executive Vice President of Farm Credit of Western New York from 1994 to 1998 and served as Credit Supervisor and Director of Financial Services for the former Farm Credit System Southern New England Association from 1992 to 1994.  Mr. Gerber also served as a director and chairman of the audit committee of Financial Partners, Inc., a service company owned by Farm Credit System associations.  Mr. Gerber also was a member of the Farm Credit System’s Presidents’ Planning Committee and a director of the Genesee County Economic Development Council.

Tom D. Stenson	60
Executive Vice President and Chief Operating Officer.  Mr. Stenson was appointed Chief Operating Officer on June 7, 2007.  Prior to that time, Mr. Stenson was Vice President – Agricultural Finance of the Corporation from August 7, 1997 until June 7, 2007 and Director – Agricultural Finance of the Corporation from November 1996 until August 7, 1997.

Timothy L. Buzby	42
Senior Vice President – Chief Financial Officer and Treasurer.  Mr. Buzby was appointed Chief Financial Officer on April 2, 2009 and Treasurer on October 8, 2009.  Prior to April 2009, Mr. Buzby was Vice President – Controller of the Corporation from June 5, 2003 through April 1, 2009 and Acting Treasurer from October 1, 2008 through April 1, 2009.  Mr. Buzby previously served as Chief Financial Officer for George Mason Mortgage Corporation, a regional residential mortgage lender, from March 2000 to December 2000 at which time he joined Farmer Mac as Controller.  From July 1997 to February 2000, he was the Chief Financial Officer for Mortgage Edge Corporation, a national mortgage lender.  Prior to July 1997, Mr. Buzby was a Manager on the Mortgage Consulting Staff of KPMG Peat Marwick, LLP.  Mr. Buzby has been a certified public accountant since 1992.

Jerome G. Oslick	64
Senior Vice President – General Counsel and Corporate Secretary. Mr. Oslick was appointed General Counsel and Corporate Secretary on February 1, 2000.  From 1987 until he joined Farmer Mac as Assistant General Counsel in February 1994, Mr. Oslick was an associate in the Washington, D.C. office of the New York-based law firm of Brown & Wood.  From 1970 to 1987, he was an attorney and branch chief in the Office of General Counsel, United States Department of Agriculture.

Executive Compensation Governance

The Compensation Committee determines, subject to ratification by the Board of Directors in the case of the chief executive officer and directors, the salaries, incentive plans and other compensation of Farmer Mac’s directors and executive officers.  The current members of the Compensation Committee are Messrs. Davidson, Jackson, Johnson, Junkins, Klippenstein and Brack (chairman).  No member of Farmer Mac’s Compensation Committee is or has been an officer or employee of the Corporation.  As described in more detail in “Director Independence,” the Board has determined that all members of the Compensation Committee are “independent,” as defined in Farmer Mac’s Corporate Governance Guidelines and NYSE listing standards.

The Compensation Committee reviewed and recommended reaffirmation of the Compensation Committee Charter, which reaffirmation was approved by the full Board on February 3, 2011.  The complete text of the charter as amended, which reflects standards set forth in SEC and NYSE rules, is available on the Corporation’s website, www.farmermac.com, in the “Corporate Governance” portion of the “Investors” section.  A print copy of the Compensation Committee Charter is available free of charge upon written request to Jerome G. Oslick, Corporate Secretary, Federal Agricultural Mortgage Corporation, 1133 Twenty-First Street, N.W., Suite 600, Washington, D.C. 20036.

The Compensation Committee makes recommendations to the Board of Directors as to the actual levels of compensation to be awarded to the chief executive officer and the directors.  The compensation of all other named executive officers (as defined on the following page) is determined by the Committee after consultation with the chief executive officer and is based upon an evaluation of current market compensation levels for comparable positions and an assessment of the officer’s performance during the business plan year based on discussions with the chief executive officer.  Neither the chief executive officer nor any other named executive officer is present during deliberations on his compensation by the Committee or the Board.  The Compensation Committee does not delegate any of its authority to other persons.

During 2010, the Committee engaged Mercer (US) Inc. (“Mercer”) as its independent compensation consultant. Mercer was accountable to and reported directly to the Committee. The Committee asked Mercer to provide (1) market data on executive and director compensation and (2) information regarding compensation trends.  The Committee met with Mercer during the year, both in general committee session and in executive session without management present, and the Chair of the Committee held discussions with Mercer with the consent of the other Committee members.  For 2011, the Committee has engaged Mercer as its independent compensation consultant.  Mercer provides no services to Farmer Mac other than the executive compensation advisory services it provides to the Committee.

— Compensation Discussion and Analysis

General Compensation Goals and Pay Elements

The Board of Directors, through its Compensation Committee (the “Committee”), has adopted a total compensation philosophy for Farmer Mac. Farmer Mac’s total compensation philosophy is designed to maintain a total compensation program that will:

•	Attract, retain and reward employees with the skills required to accomplish Farmer Mac’s business objectives;
•	Provide accountability and incentives for achievement of those objectives;
•	Link compensation to corporate performance and increased stockholder value;
•	Properly balance Farmer Mac’s risk profile with both annual and long-term incentives;
•	Be designed within a consistent philosophy and framework; and
•	Be integrated with Farmer Mac’s business processes, including business planning, performance management and succession planning.

The total compensation philosophy seeks to achieve the appropriate balance among market-based salaries, variable incentive compensation and benefits collectively designed to incent and reward both the current and long-term achievement of our business objectives and thereby enhance long-term stockholder value.  It also seeks to incentivize prudent risk-taking within Board-established parameters with the proper balance between short- and long-term business performance.  For our named executive officers, Farmer Mac strives to deliver a significant portion of total compensation through both short- and long-term incentives varying with actual business and personal performance.  The Board of Directors believes this philosophy fosters a performance-oriented, results-based culture where compensation varies based on the business results achieved and is properly aligned with an acceptable risk profile and stockholder returns.

Benchmarking, Peer Groups, Market Posture and Compensation Philosophy

Farmer Mac was created by Congress to establish a secondary market for agricultural and rural housing mortgages and rural utilities loans that would increase the availability of credit for agricultural producers and rural utilities, provide greater liquidity and lending capacity for agricultural and rural lenders and facilitate intermediate- and long-term agricultural and rural funding across business cycles.

Given Farmer Mac’s unique situation as a government-sponsored enterprise that is regulated by the Farm Credit Administration, yet is also a publicly traded financial services institution, it is difficult to identify “peer” companies for comparison purposes.  However, the Committee worked with Mercer to identify a blend of comparably sized publicly-traded financial service institutions and mission-focused cooperative financial institutions whose business and risk profile is closely aligned with the Corporation’s.  The result is a peer group that includes regional banks, Farm Credit System institutions, and other financially oriented cooperatives.  The peer group used for determining the competitive market is:

•	CoBank, ACB
•	Farm Credit Bank of Texas
•	Flagstar Bancorp, Inc.
•	Iberiabank Corporation
•	Investors Bancorp, Inc.
•	MGIC Investment Corporation
•	National Rural Utilities Cooperative Finance Corporation
•	Peoples’ United Financial, Inc.
•	PMI Group, Inc.
•	Provident Financial Services, Inc.
•	Radian Group Inc
•	United Bankshares, Inc.
•	Webster Financial Corporation

In addition to the above peers, the Committee reviewed compensation at organizations that it deemed to be illustrative of potential sources for talent in the future.  These organizations may not have met the criteria to be considered peers and were not used to determine the competitive market for Farmer Mac executives.  Instead, these organizations were studied to enable the Committee to understand the competitive position of the Farmer Mac compensation programs relative to the illustrative organizations.  The organizations that were included in this analysis were:

•	AgFirst Farm Credit Bank
•	AgriBank, FCB
•	CoBank, ACB
•	Federal Home Loan Banks of:
o	Atlanta
o	Boston
o	Chicago
o	Cincinnati
o	Dallas
o	Des Moines
o	Indianapolis
o	New York
o	Pittsburgh
o	San Francisco
o	Seattle
o	Topeka
•	Federal Home Loan Bank Office of Finance, Washington, D.C.

Mercer completed a market-based total compensation analysis by collecting survey market data for each executive using published survey data.  The survey analysis was supplemental to the peer group analysis and provided a broader industry perspective on compensation.  Data was collected from:

•	Mercer: 2009 U.S. Global Premium Executive Remuneration Suite
•	Watson Wyatt Data Services: 2009/2010 Industry Report on Top Management Compensation

For each named executive officer other than the President and Chief Executive Officer, the Committee considered recommendations of the Chief Executive Officer in addition to the above-described factors.

The Committee’s total compensation philosophy is to position target compensation consistent with the named executive officer’s experience, tenure and performance.  While the Committee targets the market median (i.e., 50th percentile) of its peers when setting base salary, this may vary by individual named executive officer given the person’s experience, tenure and performance.  The targets under the annual incentive plan are established each year and seek to balance program and earnings growth and prudent risk management objectives.

For both 2010 and 2011, the Committee established four targets to quantify these measures.  They include:

•	Net Program Volume Growth over prior year;
•	Increase in Earnings over prior year;
•	Adversely Classified Assets as a Percentage of Regulatory Capital; and
•	Net Charge-offs.

In addition, for 2011, the Committee has included a discretionary Leadership and Strategic Performance target for each named executive officer.

For purposes of determining whether these goals are met, the Committee defines:

•	Net Program Volume, as the aggregate amount of Farmer Mac’s on- and off-balance sheet program assets;
•
Earnings, as Core Earnings excluding the after-tax effects of Provisions for Loan Losses, Gains or Losses on fair value or sale of Real Estate Owned (“REO”), and, for 2010, the income from yield maintenance payments and the expenses related to grants of stock appreciation rights (“SARs”);

•	Adversely Classified Assets are as reported in the Annual Report on Form 10-K at December 31; and
•	Net Charge-offs, as net charge-offs against the Allowance for Losses and losses on REO.

Achievement against each of these goals is measured at year-end.  Each goal is weighted based on the expectations of the Committee and thresholds are established within each goal to determine the actual levels of attainment necessary for payout.  While it is always a challenge to narrow down the results to a small number of measures, these measures were chosen because they most closely represent the business goals established by the Board and management for each year and balancing the need for mission growth, earnings and disciplined underwriting with enhancement of stockholder value.

For the long-term incentives, grants are awarded in the form of both SARs and performance-vested restricted stock, with the value of each grant of restricted stock being equal to approximately one-third the value of the corresponding grant of stock appreciation rights.  The Committee firmly believes that the grants of SARs link the executives’ long-term incentive compensation to the interests of Farmer Mac stockholders.  SARs only have realizable value to the extent that the stockholders have received an increase in value over the period that the SARs are outstanding.  The SARs vest ratably in installments over three years.  The restricted stock grants have been linked to Farmer Mac’s performance so that they only vest at the end of approximately three years if certain long-term performance targets are achieved.  The performance targets were developed with an eye toward balancing the need for growth with the need to manage risk.  Said another way, the performance vesting targets were established to reward responsible growth.  The vesting targets established for the 2010 grants of restricted stock are:

•
With respect to 50% of the restricted stock grant, an annual compounded growth rate of 5% in outstanding guarantees, loans and commitments from the period starting on January 1, 2010 until December 31, 2012, measured at those two dates; and

•	With respect to 50% of the restricted stock grant:
o
An annual rate of net charge-offs to the average balance of outstanding guarantees, loans and commitments equal to or less than 20 basis points for the period from January 1, 2010 to December 31, 2012, measured at those two dates; and

o
The average percentage of total non-performing assets (exclusive of delinquencies of not more than 90 days) to guarantees, loans and commitments of not greater than 2.5% from January 1, 2010 to December 31, 2012.

Total Compensation Elements

The total compensation package for named executive officers consists of the following elements, provided with a view to offering a balanced compensation package:

•	base salary;
•	annual cash incentive compensation;
•	long-term non-cash incentive compensation; and
•	retirement and other benefits, most of which are similarly provided to all other full-time employees.

Base Salary.  Base salary is paid to provide current and prospective executives with a predictable core amount of annual compensation, regardless of Farmer Mac’s financial results, so long as they perform their duties in a competent, professional manner.  This pay element is set at a level that, by itself, would provide executives with a level of financial security commensurate with the competitive market, but not at a level expected to be adequate alone to retain executives or motivate outstanding performance.

The Committee strives to balance a moderate base salary with the opportunity for the executives to realize value in the form of annual and long-term incentive compensation.

Base salary is reviewed annually by the Committee each February, at the end of the calendar business plan year, as well as at the time of executive promotions or other changes in responsibilities.  Increases in salary normally take effect on January 1, and did so in 2010 and 2011.

For both 2010 and 2011, the Committee recommended to the Board the annual base salary for the chief executive officer and determined the annual base salaries for the other named executive officers based on an evaluation of each executive’s performance, experience, level of responsibilities, level of base salary and peer group market data provided by the Committee’s consultant (Mercer).

Annual Cash Incentive Compensation.  Annual cash incentive compensation is provided as a means of motivating and rewarding performance by an executive.  This performance is measured by comparing the Corporation’s results against short-term goals, i.e., those identified in the annual business plan.  Importantly, as described more thoroughly below, before any annual cash incentive compensation can be paid, the Corporation must achieve certain pre-set financial and business thresholds.

For 2010, each named executive officer, each of whom performed satisfactorily in the judgment of the Committee, earned the percentages of the components of his annual targeted cash incentive compensation, based on the table below.  For 2010, Farmer Mac reached or exceeded the targets set forth in the target column for “Earnings,” and “Adversely Classified Assets/Regulatory Capital,” and the maximum column for “Net Program Volume” and “Net Charge-offs.”  When combined, the level of incentive achieved for the 2010 was 184.24%.  Annual incentive compensation payments with respect to 2010 were paid in April 2011.

For 2010, each individual earned the percentages of the components of his targeted incentive compensation, determined formulaically pursuant to the following table:

Measure	Weight	Threshold (Pays 50%)	Target (Pays 100%)	Maximum (Pays 200%)	Result
Earnings	30%	$22.2 million	$23.3 million	$24.3 million	$32.4 million
					Paid 60.00%

Net Program Volume	30%	$11.3 billion	$11.8 billion	$12.3 billion	$12.2 billion
					Paid 53.59%

Adversely Classified Assets/Regulatory Capital	20%	100%	60%	40%	49.35%
					Paid 30.65%

Net Charge-offs	20%	0.12%	0.08%	0.05%	0.005%
		$12.9 million	$8.6 million	$5.4 million	$0.56 million
					Paid 40.00%

Total	100%				184.24%

For 2010, no annual incentive compensation would have been paid if the following conditions had not all been met:
•	Farmer Mac had positive core earnings of at least $5.0 million after the allowance for losses and preferred stock dividends;
•	Farmer Mac was in compliance with the risk-based capital standards and had an excess of at least $90 million above the statutory minimum capital requirement; and
•	Farmer Mac was not the subject of any regulatory enforcement action.

In 2010, performance between any two of the target points was interpolated on a straight-line basis.  The Board retains discretion to award no annual cash incentive pay in appropriate circumstances regardless of the achievement against corporate performance targets.

For 2011, each individual will earn percentages of the components of his targeted bonus, determined formulaically pursuant to the following table:

Measure	Weight	Threshold (Pays 50%)	Target (Pays 100%)	Maximum (Pays 200%)
Earnings	30%	5% increase	10% increase	15% increase
		over 2010	over 2010	over 2010

Net Program Volume	30%	5% increase	10% increase	15% increase

Adversely Classified Assets/Regulatory Capital	15%	100%	60%	40%

Net Charge-offs	15%	0.12%	0.08%	0.05%

Leadership and Strategic Performance	10%

Total	100%

For 2011, no annual incentive compensation will be paid unless all three of the following criteria are met:
•	Farmer Mac has positive core earnings of at least $5 million after the allowance for losses and preferred stock dividends;
•	Farmer Mac is in compliance with the provisions of its 2011 Capital Adequacy Plan; and
•	There is no regulatory enforcement action taken against Farmer Mac.

Long-Term Incentive Compensation.  Long-term incentive compensation, in the form of at-the-market SARs and performance-based restricted stock grants in 2010, is designed to reward performance and properly align the interests of executive officers with the long-term interests of stockholders.  At-the-market grants also serve to retain executives over the longer term.  The Committee considers the annual value of all components of the total compensation package, base salary, annual incentive cash compensation and long-term incentive pay.  While there is no formula for allocation, the long-term incentive grants are considered as part of the overall package. When considering the competitive market the Committee looks at the annual value of long term grants.  The annual values granted reflect the intended compensation for that year so prior grants are considered only to the extent that there is a concern with maintaining market competitiveness.  In addition, the Committee is keenly aware of the need to discourage excessive risk taking by its executives while rewarding growth in stockholder value and believes that the Corporation’s current programs strike an appropriate balance.

In 2010, SARs awards to officers were made at the first Board meeting held after the filing of Farmer Mac’s Annual Report on Form 10-K for 2009, and the exercise price is the closing price on the date of award.  The restricted stock grants to officers were also made at that Board meeting.  In setting 2010 equity awards, the Committee determined a number of shares that was competitive and reasonable when compared to the market as well as Farmer Mac’s philosophical approach to compensation.  In determining the equity awards for the named executive officers other than the CEO, the Committee set grant levels by targeting the value of the awards in comparison to the peer group, with reference to prior years’ award levels.  For the Chief Executive Officer, the Committee determined the size of the equity grants by targeting a value of the award as compared to the peer group as discussed above.  Additionally, consistent with the total compensation philosophy, a significant portion of the named executive officers’ total compensation is variable (or at risk) in nature.  The restricted stock granted to officers in 2010 vests on March 31, 2013, subject to Farmer Mac’s successful attainment of the performance targets identified on page 25.

Retirement Plans.  Farmer Mac provides retirement benefits for all employees through a Money Purchase Plan, pursuant to which the Corporation annually contributes 13.2% of each employee’s base compensation up to the Social Security wage base (which in 2010 was $106,800), and 18.9% of each employee’s base compensation above the Social Security wage base, up to the compensation limit set by the Internal Revenue Service, which in 2010 was $245,000.  Farmer Mac also offers a 401(k) plan to which employees may make retirement contributions, but to which the Corporation makes no contributions.  Farmer Mac does not maintain any supplemental retirement plan for executives.

Other Benefits.  The Corporation contractually provides a term life insurance policy with a face amount approximately equal to one year’s base compensation for each of the named executive officers, as well as long-term disability insurance.  The named executive officers also participate in Farmer Mac’s other benefit plans on the same terms as other employees.  These plans include medical and dental insurance and a $50,000 group term life insurance policy.

Payments in Connection with a Change-in-Control

Farmer Mac’s statutory charter is written in a way that substantially precludes any change-in-control through voting rights associated with its Class A and B voting common stock.  Accordingly, no provision is made for payments to named executive officers in connection with any change-in-control.

Post-Employment Compensation

Messrs. Gerber, Buzby, and Stenson have employment agreements that provide for severance payments in the event the contracts are terminated by Farmer Mac other than for cause.  These termination provisions are described in “— Compensation of Executive Officers — Employment Agreements with Executive Officers.”  These provisions are included in the contracts because they are typically included in similar agreements among peers and are beneficial retention provisions.

Impact of Accounting and Tax Treatment on Compensation Awards

Section 162(m) of the Internal Revenue Code of 1986, as amended, places a limit of $1 million on the amount of compensation that the Corporation may deduct in any one year with respect to each of its five most highly paid executive officers.  There is an exception to the limitation for “performance-based compensation” meeting certain requirements.  There was no Section 162(m) impact on payments to any named executive officer made in respect of the 2010 tax year.

Farmer Mac has not historically taken into consideration the impact of the accounting treatment of compensation to named executive officers in determining their compensation.  Farmer Mac’s compensation program does, however, discount the impact of accounting guidance related to share-based payments in the determination of income for compensation purposes.

Farmer Mac’s Policies on Stock Ownership and Trading

Farmer Mac has no policies that require a particular level of stock ownership by named executive officers.  Farmer Mac has a policy on insider trading by all directors and employees, including named executive officers, that requires compliance with securities laws and Farmer Mac policies on insider trading (including “windows” for sale of stock and the adoption of Rule 10b5-1 plans) and prohibits trading in options on Farmer Mac securities.  Those policies prohibit any director or employee from any hedging activity in Farmer Mac securities.

Policies in the Event of a Restatement

The Committee intends to adopt of a formal “clawback” policy once regulations are issued pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act.  Grants to be issued in 2011, based on performance in 2010, will be subject to whatever “clawback” policy the Committee adopts.  The Committee expects the “clawback” policy to be in place prior to the grant of awards in 2012.

Risk

Farmer Mac has considered the extent to which its compensation policies and practices influence the behaviors of our executives and other employees with respect to taking business risks that could affect the Company. We believe that our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company, either individually or in the aggregate.

Compensation Consultant Fees

Compensation Committee.

Mercer billed Farmer Mac an aggregate of $107,334 for 2010 for professional services rendered for the Compensation Committee.

Other Work.

In 2010, Mercer did not perform any work for Farmer Mac that was not done for the Compensation Committee.

Compensation Committee Pre-Approval Policies.

Commencing in 2010, the Compensation Committee considers and pre-approves, as appropriate, all permissible non-Committee contracted-for services provided by the Committee’s compensation consultant prior to the Corporation’s engagement of the compensation consultant with respect to such services.

— Compensation Committee Report

Notwithstanding anything to the contrary set forth in any of Farmer Mac’s documents with respect to the offer or sale of securities (“Offering Circulars”) or any previous corporate filings under the Securities Act or the Exchange Act, the Compensation Committee Report on Executive Compensation will not be deemed to be incorporated by reference into any Offering Circular or any filing under the Securities Act or the Exchange Act, except to the extent Farmer Mac specifically incorporates such information by reference, and will not otherwise be deemed to have been or to be filed under such Acts.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained herein with management, and, based on that review and discussion, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Annual Report.

Compensation Committee

Dennis L. Brack, Chairman	Richard H. Davidson
Brian P. Jackson	Mitchell A. Johnson
Lowell L. Junkins	Glen O. Klippenstein

— Compensation Committee Interlocks and Insider Participation

Directors Brack, Davidson, Jackson, Johnson, Junkins, and Klippenstein comprise Farmer Mac’s Compensation Committee.  None of these directors is, or has been, a Farmer Mac officer or employee, and none had any relationship requiring disclosure by Farmer Mac as a “related person transaction” under SEC rules.  None of Farmer Mac’s executive officers serves, or has served, as a member of the Board or the Compensation Committee or as a director of another SEC-reporting entity, except for Michael Gerber.  Mr. Gerber, who was member of the Board from June 7, 2007 through February 28, 2009, was Acting President and Chief Executive Officer of the Corporation from September 30, 2008 through February 28, 2009 and since then has been President and Chief Executive Officer.

— Compensation of Executive Officers

Summary Compensation Table

The following table sets forth certain information with respect to the compensation awarded to, earned by, or paid to Farmer Mac’s chief executive officer, chief financial officer and each of Farmer Mac’s two other most highly compensated executive officers (the “named executive officers”) for the fiscal year ended December 31, 2010.  Farmer Mac had only four executive officers during 2010.

Name and Principal Position	Fiscal Year	Salary		Restricted Stock Awards1	Option/SARs Awards2	Non-Equity Incentive Compensation3,4	All Other Compensation5		Total
Michael A. Gerber	2010	$549,808		$305,000	$1,038,363	$1,013,320	$94,252		$3,000,743
President and CEO	2009	528,990	6	148,250	206,205	648,544	368,647	8	1,900,636
(commencing 10/1/08)	2008	131,712	7	—	—	—	—		131,712

Tom D. Stenson	2010	384,332		122,000	373,811	424,933	74,278		1,379,354
Executive Vice	2009	366,097		118,600	164,964	281,192	71,913		1,002,766
President and COO	2008	346,716		-	514,899	248,997	66,527		1,177,139

Timothy L. Buzby	2010	339,846		122,000	373,811	313,208	82,382		1,231,247
Senior Vice	2009	289,078		118,600	164,964	172,895	78,915		824,452
President – CFO	2008	253,591		-	235,708	140,008	72,089		701,396
and Treasurer9

Jerome G. Oslick	2010	295,565		73,200	265,821	299,557	79,642		1,013,785
Senior Vice	2009	281,542		59,300	82,482	138,474	76,373		638,171
President –	2008	278,554		-	213,223	129,786	70,260		691,823
General Counsel and Corporate Secretary

1The grant date fair value for each share of the restricted stock awarded in 2010 was $12.20 and in 2009 it was $5.93, which in each case was the price of the stock on the date granted.
2 The valuation of the option and SARs awards was the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 and for 2010 was determined based on applying the assumptions used in Note 9 to the financial statements on page 164 of Farmer Mac’s Annual Report on Form 10-K for the year ended December 31, 2010 and for 2009 was determined based on applying the assumptions used in Note 9 to the financial statements on page 162 of Farmer Mac’s Annual Report on Form 10-K for the year ended December 31, 2009.
3 For 2010, amounts in this column were paid in 2011 with respect to 2010.
4 For 2009, amounts in this column are comprised of incentive compensation paid in 2009 with respect to Business Plan Year July 1, 2008-June 30, 2009 and paid in 2010 with respect to the second half of 2009 in the following amounts: Mr. Gerber, $166,667 with respect to 2008-09, $273,544 with respect to the second half of 2009, and $208,333 while acting CEO; Mr. Stenson, $156,736 with respect to 2008-09, $124,456 with respect to the second half of 2009; Mr. Buzby, $91,732 with respect to 2008-09, $81,163 with respect to the second half of 2009; and Mr. Oslick, $68,101 with respect to 2008-09, $70,373 with respect to the second half of 2009.
5 Includes contributions to the Corporation’s defined contribution pension plan in the amount of $40,217 for each of 2009 and 2010 on behalf of Messrs. Gerber, Buzby, Stenson and Oslick; health insurance costs on behalf of Mr. Gerber of $38,047 in 2010 and $14,466 in 2009, on behalf of Mr. Buzby of $38,047 in 2010 and $34,232 in 2009, and on behalf of each of Messrs. Oslick and Stenson, $25,917 in 2010 and $23,204 in 2009;   as well as disability and life insurance premium payments paid on behalf of each of the named executive officers.  See “Employment Agreements.”  For Mr. Gerber, Farmer Mac paid for temporary living expenses in the District of Columbia through May 2009.
6 In 2008 and through February 2009, Farmer Mac reimbursed Mr. Gerber’s employer, Farm Credit of Western New York, ACA, for the full amount he was paid in his permanent position, including salary, short-term incentive compensation, medical, disability and life insurance and automobile allowance.
7 Includes relocation allowance of $75,000 and payments of $293,647 upon execution of Mr. Gerber’s contract.
8 Effective March 1, 2009, Farmer Mac entered into an employment agreement with Mr. Gerber as President and Chief Executive Officer.  That agreement is described in Farmer Mac’s Current Report on Form 8-K filed with the SEC on March 18, 2009.
9 Mr. Buzby was Vice President – Controller and Acting Treasurer until April 2, 2009 when he was appointed Vice President – Chief Financial Officer (Mr. Buzby was also appointed Treasurer on October 8, 2009).  Messrs. Buzby and Oslick were appointed Senior Vice Presidents on June 3, 2010.

Grants of Plan-Based Awards Table

The table below sets forth, as to each of the named executive officers, the following information with respect to SARs grants during 2010:  (1) the grant date of SARs granted under the 2008 Omnibus Incentive Plan; (2) the number of shares of Class C Non-Voting Common Stock underlying SARs granted; (3) the exercise price of such SARs; and (4) the grant date fair value of such SARs under the Black-Scholes option pricing model.

Name	Grant Date	Number of Securities Underlying SARs1 (#)	Exercise Price of SARs Awards ($/Share)	Grant Date Fair Value of SARs Awards2

Michael A. Gerber	April 1, 2010	125,000	$12.20	$1,038,363
Tom D. Stenson	April 1, 2010	45,000	12.20	373,811
Timothy L. Buzby	April 1, 2010	45,000	12.20	373,811
Jerome G. Oslick	April 1, 2010	32,000	12.20	265,821

1 SARs granted in 2010 expire 10 years from the grant date and vest in equal annual installments on each of March 31, 2011, March 31, 2012 and March 31, 2013.
2 The fair value at grant date of SARs granted during 2010 has been estimated using the Black-Scholes option pricing model with the following assumptions:  a dividend yield of 1.77%; an expected volatility of 88.34%; a risk-free interest rate of 3.32%; and an expected life of seven years, resulting in a value of approximately $8.3069 per share.

Outstanding Equity Awards at Year End

The following table sets forth certain information relating to stock options previously granted to the named executive officers as of December 31, 2010.

Name	Number of Shares Underlying Unexercised Options # Exercisable	Number of Shares Underlying Unexercised Options # Unexercisable	Option Exercise Price	Option Expiration Date

Michael A. Gerber	6,000	—	$29.33	6/7/2012

Tom D. Stenson	26,951	—	31.24	6/7/2011
	25,901	—	29.10	6/6/2012
	35,870	—	19.86	8/11/2014
	44,478	—	20.61	6/16/2015
	42,345	—	26.36	6/1/2016
	56,058	—	29.33	6/7/2017

Timothy L. Buzby	4,627	—	31.02	6/13/2011
	13,975	—	29.10	6/6/2012
	14,023	—	22.40	6/5/2013
	12,916	—	19.86	8/11/2014
	19,203	—	20.61	6/16/2015
	23,043	—	26.36	6/1/2016
	28,134	—	29.33	6/7/2017

Jerome G. Oslick	22,483	—	31.24	6/7/2011
	18,410	—	29.10	6/6/2012
	25,750	—	22.40	6/5/2013
	10,091	—	26.36	6/1/2016
	18,178	—	29.33	6/7/2017

The following table sets forth certain information relating to SARs previously granted to the named executive officers as of December 31, 2010.

Name	Number of Shares Underlying Unexercised SARs # Exercisable	Number of Shares Underlying Unexercised SARs # Unexercisable1	SARs Exercise Price	SARs Expiration Date

Michael A. Gerber	16,666	33,334	$5.93	6/4/2019
	—	125,000	12.20	4/1/2020

Tom D. Stenson	28,411	14,206	28.94	6/5/2018
	13,333	26,667	5.93	6/4/2019
	—	45,000	12.20	4/1/2020

Timothy L. Buzby	13,006	6,503	28.94	6/5/2018
	13,333	26,667	5.93	6/4/2019
	—	45,000	12.20	4/1/2020

Jerome G. Oslick	11,764	5,882	28.94	6/5/2018
	6,666	13,334	5.93	6/4/2019
	—	32,000	12.20	4/1/2020

1 Unexercisable SARs that expire in 2020 vest one-third on each of March 31, 2011, 2012 and 2013; unexercisable SARs that expire in 2019 vest one-half on each of May 31, 2011 and 2012; unexercisable SARs that expire in 2018 vest on May 31, 2011.

The following table sets forth certain information relating to restricted stock previously granted to the named executive officers as of December 31, 2010.

Name	Number of Unvested Shares of Restricted Stock Unexercisable	Market Value of Unvested Shares of Restricted Stock	Vesting Date1

Michael A. Gerber	25,000	$408,000	March 31, 2012
	25,000	408,000	March 31, 2013

Tom D. Stenson	20,000	326,400	March 31, 2012
	10,000	163,200	March 31, 2013

Timothy L. Buzby	20,000	326,400	March 31, 2012
	10,000	163,200	March 31, 2013

Jerome G. Oslick	10,000	163,200	March 31, 2012
	6,000	97,920	March 31, 2013

1 For the restricted stock vesting in 2012: with respect to 50% of the restricted stock grant, an annual compounded growth rate of 5% in outstanding guarantees, loans and commitments from the period starting on May 1, 2009 until December 31, 2011, measured at those two dates; and
With respect to 50% of the restricted stock grant:
•
An annual rate of net charge-offs to the average balance of outstanding guarantees, loans and commitments equal to or less than 20 basis points for the period from May 1, 2009 to December 31, 2011, measured at those two dates; and

•
The average percentage of total non-performing assets (exclusive of delinquencies of not more than 90 days) to guarantees, loans and commitments of not greater than 2.5% from May 1, 2009 to December 31, 2011.

For the restricted stock vesting in 2013: with respect to 50% of the restricted stock grant, an annual compounded growth rate of 5% in outstanding guarantees, loans and commitments from the period starting on January 1, 2010 until December 31, 2012, measured at those two dates; and
With respect to 50% of the restricted stock grant:
•
An annual rate of net charge-offs to the average balance of outstanding guarantees, loans and commitments equal to or less than 20 basis points for the period from January 1, 2010 to December 31, 2012, measured at those two dates; and

•
The average percentage of total non-performing assets (exclusive of delinquencies of not more than 90 days) to guarantees, loans and commitments of not greater than 2.5% from January 1, 2010 to December 31, 2012.

Option and SAR Exercises

None of the named executive officers exercised any stock options or SARs in 2010.

 Employment Agreements with Executive Officers

The Corporation has entered into employment agreements (each an “Agreement,” collectively, the “Agreements”) with the named executive officers of Farmer Mac other than Mr. Oslick (for purposes of this section, the “officers”), in order to provide them with a reasonable level of job security, while limiting the Corporation’s ultimate financial exposure on their departure from Farmer Mac.  Significant terms of the Agreements address each officer’s scope of authority and employment, base salary and incentive compensation, benefits, conditions of employment, termination of employment and the term of employment.  The Corporation’s exposure to severance pay and other costs of termination is capped on the basis of the lesser of two years (eighteen months in the case of dissolution) or the remaining term of each Agreement.  The Agreements with Messrs. Buzby and Stenson expire on July 1, 2012; the Agreement with Mr. Gerber expires on January 1, 2012.

Under the Agreements, the officers are entitled to a base salary and discretionary incentive compensation.  Base compensation for all officers is paid bi-weekly over the course of each year.  The current base salaries for the four named executive officers who currently serve as officers of Farmer Mac are: Mr. Gerber, $567,000; Mr. Buzby, $351,000; Mr. Oslick, $305,000; and Mr. Stenson, $396,000.  Awards of incentive compensation are considered annually at the end of the calendar year and are determined and payable under the circumstances discussed above in “Compensation Discussion and Analysis.”

The Agreements provide that each officer is entitled to certain benefits, such as disability insurance, health insurance, dental insurance and life insurance which, with respect to disability and life insurance, are above the levels provided to employees generally.  Mr. Oslick receives benefits comparable to those provided for in the Agreements.  See the Summary Compensation Table for information on other benefits extended to the named executive officers.

Mr. Gerber’s Agreement also provides that if his employment is terminated other than “for cause” he will be paid severance in the amount of twice his base salary plus twice his incentive compensation target, which currently is 100 percent of his base salary.  The Agreements of the other officers provide that an officer’s employment may be terminated “without cause” upon payment of severance pay consisting of all base salary scheduled to be paid over the remaining term of the Agreement.  If the Board of Directors adopts a resolution authorizing a dissolution of the Corporation, the Agreements also may be terminated upon payment of severance pay consisting of all base salary scheduled to be paid until the later of the final date of dissolution or one and one-half years following the effective date of the dissolution.  Upon termination of employment due to an officer’s death or disability, the officer will generally be entitled to benefits on the same basis as “without cause”; however, the Corporation’s obligations in such instances are substantially covered by insurance.  The Agreements may be terminated by Farmer Mac for cause, in which event the officer will be paid only accrued compensation to the date of termination.

Potential Payments upon Termination

The following table shows the total that would be payable to the named executive officers on a termination without cause occurring as of December 31, 2010.

Name	Base Salary	Incentive Compensation	Total
Michael A. Gerber	$1,134,000	$1,134,000	$2,268,000
Tom D. Stenson	594,000	N/A	891,000
Timothy L. Buzby	526,500	N/A	789,000
Jerome G. Oslick	N/A	N/A	N/A

Equity Compensation Plans

The following table sets forth certain information relating to compensation plans under which equity securities are authorized to be issued as of December 31, 2010.

Plan category	Number of securities to be issued upon exercise of outstanding options or SARs or vesting of restricted stock	Weighted average exercise price of outstanding options and SARs (per share)	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans not approved by stockholders	1,275,026	$25.92	0
Equity compensation plans approved by stockholders	831,716	$9.22	1,153,001

2008 Plan.  In 2008, the Board adopted, and the voting stockholders approved, the 2008 Omnibus Incentive Plan (the “2008 Plan”), a broad-based incentive compensation plan for directors, officers and non-officer employees.  Subject to adjustment, the total number of shares of common stock reserved and available for delivery pursuant to awards under the Plan will be: (1) 1,500,000 shares of common stock; plus (2) any shares subject to outstanding awards under the 1997 Plan that cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and nonforfeitable shares) up to an aggregate maximum of 1,000,000 shares.  Under the 2008 Plan, no participant may be granted stock option awards relating to more than 300,000 shares of common stock during any calendar year, and may be granted no more than 150,000 shares each of restricted stock, performance shares, performance units or other stock-based awards.  The maximum aggregate amount awarded or credited with respect to cash-based awards to any one participant in any one plan year may not exceed the value of $2,000,000 determined as of the date of vesting or payout, as applicable.

The terms of the 2008 Plan are intended to, among other things, permit the Compensation Committee to impose performance goals with respect to any award, thereby requiring forfeiture of all or part of any award if such performance goals are not met, or linking the time or amount of exercisability, vesting, payment or settlement of an award to the achievement of performance goals.  The 2008 Plan provides that the performance goals will be based on certain specified business criteria which are intended to encompass a wide range of financial and operational activities of the Corporation on a consolidated basis and/or for specified subsidiaries or business units of the Corporation.  For example, the business criteria used by the Committee in establishing the performance goals for such awards includes, but is not limited to:

(a)
Net earnings or net income (before or after taxes, the impact of changes in the fair value of derivatives, stock plan expenses, yield maintenance and/or loan losses) or any other measure that uses all or part of such components;

(b)	Earnings per share;

(c)	Revenues or mission volume or growth therein;

(d)	Net operating profit;

(e)	Return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue);

(f)	Cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment);

(g)	Earnings before or after taxes, interest, depreciation, and/or amortization;

(h)	Gross or operating margins;

(i)	Productivity ratios;

(j)	Share price (including, but not limited to, growth measures and total shareholder return);

(k)	Expense targets;

(l)	Margins;

(m)	Operating efficiency;

(n)	Market share;

(o)	Customer satisfaction;

(p)	Working capital targets;

(q)	Delinquency rate;

(r)	Net charge-offs; and

(s)	Economic value added or EVA (net operating profit after tax minus the sum of capital multiplied by the cost of capital).

Any performance measure(s) may be used to measure the performance of the Corporation as a whole or any business unit of the Corporation, or any combination thereof, as the Compensation Committee may deem appropriate, or any of the above performance measures as compared to the performance of a group of comparator companies, or published or special index that the Compensation Committee, in its sole discretion, deems appropriate, or the Corporation may select performance measure (j) above as compared to various stock market indices. The Compensation Committee also has the authority to provide for accelerated vesting of any award based on the achievement of performance goals pursuant to the performance measures.

Performance goals may differ for awards to different participants.  The Compensation Committee will specify the weighting to be given to each business criterion for purposes of determining the final amount payable with respect to an award.  All determinations by the Compensation Committee as to the attainment of performance goals will be in writing.  The Compensation Committee may not delegate any responsibility with respect to an award that is intended to qualify as “performance-based compensation” under Internal Revenue Code Section 162(m).

As of December 31, 2010, SARs covering 658,827 shares (net of cancellations) and 304,756 shares of restricted stock had been granted under the 2008 Plan and 616,584 options granted under the 1997 Plan were cancelled and added to shares available under the 2008 Plan in 2010, leaving 1,153,001 shares of Class C Non-Voting Common Stock available for future issuance of grants under the 2008 Plan as of that date.  SARs granted under the 2008 Plan during 2010 have exercise prices ranging from $10.43 to $12.20 per share.

1997 Plan.  In 1997, the Board adopted the 1997 Incentive Plan (the “1997 Plan”), a broad-based option plan for directors, officers and non-officer employees.  The 1997 Plan, as amended, provides for the issuance of a maximum of 3,750,000 nonqualified stock options on Class C Non-Voting Common Stock at an option price determined as of the grant date, with a term of not more than 10 years from such date.  The 1997 Plan provides for the automatic annual grant to directors of five-year options to purchase 6,000 (split-adjusted) shares of Class C Non-Voting Common Stock, with each grant to occur on the day of the Annual Meeting of Stockholders, with the option price to be determined as of such day.  Through 2003, options granted under the 1997 Plan vested one-third on the date of grant, one-third the following year and one-third the second following year.  Beginning in 2004, options granted under the 1997 Plan generally vest one-third in each of the first three years following the date of option grant.  The Board and management have determined that granting options to qualified non-officer employees would promote a sense of corporate ownership in the best interest of the Corporation.  Accordingly, the 1997 Plan permits the grant of options to all employees (not just officers) based on their annual evaluations and to newly-hired employees.

If an option holder’s employment with Farmer Mac terminates for any reason, including by reason of retirement, the option holder’s rights to exercise any option under the 1997 Plan terminate on the earlier of the option expiration date or 90 days after termination (one year in the case of death or disability).  Upon a termination for “cause,” the options expire immediately.  Following the termination of a director’s service, vested options will remain exercisable until the earlier of the option expiration date or two years following termination.  The 1997 Plan also provides for accelerated vesting of unvested options in the event of an option holder’s death or disability.

As of December 31, 2010, options covering 2,839,241 shares (net of cancellations) were granted under the 1997 Plan, of which 1,275,026 remain outstanding.  As of December 31, 2010, no shares of Class C Non-Voting Common Stock remained available for future issuance of option grants under the 1997 Plan.

— Certain Relationships and Related Person Transactions

Review of Related Person Transactions

The Board of Directors has adopted a written Related Person Transactions Approval Policy that is administered by the Corporate Governance Committee.  This policy applies to any transaction or series of transactions in which Farmer Mac is a participant, the amount involved exceeds $120,000 and a “related person” has a direct or indirect material interest.  The policy requires each director or executive officer involved in such a transaction to notify the General Counsel of each such transaction.  Farmer Mac reviews all relationships and transactions in which the Corporation and its directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest.  The Corporation’s legal staff is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related person transactions.  Under the policy, the General Counsel will determine whether a transaction meets the requirements of a “related person transaction” requiring review by the Corporate Governance Committee.  Transactions that fall within this definition will be referred to the Committee for approval, ratification or other action.  Based on its consideration of all of the relevant facts and circumstances, the Corporate Governance Committee will decide whether or not to approve the transaction and will approve only those transactions that are in the best interests of the Corporation.  If the Corporation becomes aware of an existing related persons transaction that has not been approved under this policy, the matter will be referred to the Corporate Governance Committee, which will then evaluate all options available, including ratification, revision or termination of the transaction.  A related person transaction entered into without the Committee’s pre-approval will not violate this policy, or be invalid or unenforceable, so long as the transaction is brought to the Committee as promptly as reasonably practical after it is entered into or after it becomes reasonably apparent that the transaction is covered by this policy.  Transactions that are determined to be directly or indirectly material to Farmer Mac or a related person are disclosed in the Corporation’s Proxy Statement as required under SEC rules.

Transactions with Related Persons in 2010

From time to time, Farmer Mac purchases or commits to purchase qualified loans, USDA-guaranteed portions or AgVantage® securities from, or enters into other business relationships with, institutions that own 5% or more of a class of Farmer Mac’s Voting Common Stock or that have an officer or director who is also a member of Farmer Mac’s Board of Directors.  These transactions are conducted in the ordinary course of business, with terms and conditions comparable to those applicable to entities unaffiliated with Farmer Mac.  To the extent such transactions involve indebtedness issued by the related person, those transactions were made on substantially the same terms as those prevailing at the time for comparable loans with persons not related to Farmer Mac and did not involve more than the normal risk of collectability or present other unfavorable features.  Although Farmer Mac entered into transactions with related persons in 2010, it was determined that none of those transactions resulted in a related person having a direct or indirect material interest that would require disclosure as a “related person transaction” under SEC rules.  For additional information about transactions between Farmer Mac and related persons, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations ─ Results of Operations ─ Related Party Transactions” and Note 3 in Farmer Mac’s Annual Report on Form 10-K for the year ended December 31, 2010.

Item No. 2:  Selection of Independent Auditors

The By-Laws of the Corporation provide that the Audit Committee shall select the Corporation’s independent auditors “annually in advance of the Annual Meeting of Stockholders and [that selection] shall be submitted for ratification or rejection at such meeting.”  In addition, the Audit Committee reviews the scope and results of the audits, the accounting principles being applied and the effectiveness of internal controls.  The Audit Committee also ensures that management fulfills its responsibilities in the preparation of the Corporation’s financial statements.  During the fiscal year ended December 31, 2010, the Audit Committee, which is composed of Messrs. Raines (Chairman), Engebretsen, Jackson and Maxwell, Ms. Bartling and Dr. Faivre-Davis, met eleven times.

In accordance with the By-Laws, the Audit Committee has unanimously selected and recommended to the stockholders PricewaterhouseCoopers LLP as the Corporation’s independent auditors for the fiscal year ending December 31, 2011.  This proposal is put before the stockholders as provided in the By-Laws and in conformity with the current practice of seeking stockholder approval of the selection of independent auditors.  The ratification of the appointment of PricewaterhouseCoopers LLP as the Corporation’s independent public accountants requires the affirmative vote of a majority of the shares represented in person or by proxy at the Meeting and entitled to be voted.  Representatives of PricewaterhouseCoopers LLP are expected to attend the Meeting.  They will have the opportunity to make a statement if they desire to do so and will be available to answer appropriate questions from stockholders present at the Meeting.

The Board of Directors recommends a vote FOR the proposal to ratify the selection of PricewaterhouseCoopers LLP as independent auditors for the Federal Agricultural Mortgage Corporation for 2010.  Proxies solicited by the Board of Directors will be so voted unless holders of the Corporation’s Voting Common Stock specify to the contrary on their proxies, or unless authority to vote is withheld.

Audit Fees

PricewaterhouseCoopers LLP billed Farmer Mac an aggregate $970,000 for professional services rendered for the audit of Farmer Mac’s annual financial statements, the audit of management’s assessment of the effectiveness of internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002 and the reviews of the financial statements included in Farmer Mac’s quarterly reports on Form 10-Q.

Deloitte & Touche LLP, Farmer Mac’s independent auditor for 2009, billed Farmer Mac an aggregate $1,493,500 for 2009 for professional services rendered for the audit of Farmer Mac’s annual financial statements, the audit of management’s assessment of the effectiveness of internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002 and the reviews of the financial statements included in Farmer Mac’s quarterly reports on Form 10-Q.

Audit-Related Fees

PricewaterhouseCoopers LLP billed Farmer Mac an aggregate $185,000 for 2010 for the issuance of comfort letters, various accounting consultations and other technical issues for assurance and related services that were reasonably related to the performance of the audit of Farmer Mac’s annual financial statements and the reviews of the financial statements included in Farmer Mac’s quarterly reports on Form 10-Q and not reported in “Audit Fees” above.

Deloitte & Touche LLP billed Farmer Mac an aggregate $536,753 for 2009 for the issuance of comfort letters, various accounting consultations and other technical issues for assurance and related services that were reasonably related to the performance of the audit of Farmer Mac’s annual financial statements and the reviews of the financial statements included in Farmer Mac’s quarterly reports on Form 10-Q and not reported in “Audit Fees” above.

Tax Fees

PricewaterhouseCoopers LLP did not bill Farmer Mac for 2010 professional services rendered for tax compliance, tax advice and tax planning, but will for services rendered in 2011 with respect to tax year 2010.

Deloitte & Touche LLP billed Farmer Mac an aggregate $40,056 for 2009 for professional services rendered for tax compliance, tax advice and tax planning.

All Other Fees

PricewaterhouseCoopers LLP billed Farmer Mac an aggregate $12,734 for 2010 for fees other than the audit and review fees, audit-related fees and tax fees referred to above.  There were no fees billed for these items for 2009.

Audit Committee Pre-Approval Policies

Pursuant to the Audit Committee Charter and consistent with SEC policies regarding auditor independence, the Audit Committee considers and pre-approves, as appropriate, all auditing and permissible non-auditing services provided by Farmer Mac’s independent auditor prior to the engagement of the independent auditors with respect to such services.  One hundred percent of the services provided by PricewaterhouseCoopers LLP in 2010 and by Deloitte & Touche LLP in 2009 were pre-approved by the Audit Committee.

Item No. 3:  Advisory Vote on Executive Compensation

Farmer Mac is providing stockholders an advisory vote on executive compensation as required by Section 14A of the Exchange Act.  Section 14A was added to the Exchange Act by Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Reform Act”).  On January 25, 2011, the SEC issued final rules to implement the requirements of Exchange Act Section 14A.  These rules implement the Dodd-Frank Act requirement for an advisory vote on executive compensation for annual meetings taking place on or after January 21, 2011.

The advisory vote on executive compensation is a non-binding vote on the compensation of the Corporation’s named executive officers, as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, set forth in this Proxy Statement.  The advisory vote on executive compensation is not a vote on the Corporation’s general compensation policies, compensation of the Corporation’s Board of Directors, or the Corporation’s compensation policies as they relate to risk management. The Reform Act requires the Corporation to hold the advisory vote on executive compensation at least once every three years.

The Corporation’s executive compensation programs are designed to attract, motivate and retain highly qualified executive officers who are able to achieve corporate objectives, fulfill the Corporation’s Congressional mandate and enhance stockholder value. The Compensation Committee believes that the Corporation’s executive compensation programs reflect a strong pay-for-performance philosophy which is consistent with the risk tolerance of the Corporation and reflect the long-term interests of stockholders. The Compensation Discussion and Analysis section starting on page 20 provides a more detailed discussion of the executive compensation philosophies and programs.

The Compensation Committee believes that Farmer Mac’s executive compensation programs have been effective at attracting and retaining a high-performing executive team that is appropriately incentivized to achieve the strategic, financial and operational goals established by the Board of Directors.  Adjusted earnings for 2010 exceeded Farmer Mac’s Board-established target and were a record $32.4 million.  Program Asset Volume for 2010 also exceeded the Corporation’s target and totaled $12.2 billion, up 13.9 percent from the prior year, while net charge-offs and the ratio of adverse assets to regulatory capital remained reasonable.

Stockholders are being asked to vote on the following resolution:

RESOLVED, that the stockholders of the Federal Agricultural Mortgage Corporation approve, on an advisory basis, the compensation of the Corporation’s named executive officers, as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, set forth in the Company’s 2011 annual meeting proxy statement.

This advisory vote on executive compensation is not binding on the Corporation’s Board of Directors.  However, the Board of Directors will take into account the result of the vote when determining future executive compensation arrangements.

Adoption of this resolution will require the affirmative vote of the majority of the shares of common stock represented in person or by proxy at the meeting.  The Board of Directors recommends a vote FOR adoption of the resolution approving the compensation of the Corporation’s named executive officers, as described in the Compensation Discussion and Analysis section and the related tabular and narrative disclosure, set forth in this Proxy Statement.  Properly dated and signed proxies will be so voted unless stockholders specify otherwise.

Item No. 4:  Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation

In accordance with Section 14A of the Exchange Act, as added by the Reform Act, we are providing our stockholders with the opportunity to cast an advisory vote on the frequency of future advisory votes on our executive compensation similar to the advisory vote on executive compensation discussed in Item 3 above.  Stockholders are being given the opportunity to vote on whether they want the advisory vote on our executive officers’ compensation to occur every one year, every two years or every three years.

You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or by abstaining from voting when you vote in response to the resolution set forth below:

RESOLVED, that the option of once every one year, two years or three years that receives the highest number of votes cast for this resolution will be determined to be the preferred frequency with which the Corporation should hold a stockholder advisory vote on the Federal Agricultural Mortgage Corporation’s executive compensation.

The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been selected by stockholders.  However, because this vote is advisory and not binding on the Board of Directors or the Corporation in any way, the Board may decide that it is in the best interest of the stockholders and the Corporation to hold an advisory vote on executive compensation more or less frequently than the option approved by our stockholders. The Board recommends that a non-binding advisory vote to approve the compensation of our named executive officers as described in our annual proxy statements occur on an annual basis. We believe that holding this vote every year will allow our Board of Directors and the Compensation Committee the opportunity to implement any changes they deem appropriate in response to the vote results prior to the next executive compensation cycle.

Although it is Farmer Mac’s current intention to hold such advisory vote every year, the Corporation may determine that a different frequency is appropriate, either in response to the vote of our stockholders on this item or for other reasons.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Farmer Mac’s officers and directors, and persons who beneficially own more than 10% of a registered class of Farmer Mac’s equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC.  Officers, directors and owners of more than 10% of Farmer Mac stock are required by SEC regulation to furnish Farmer Mac with copies of all Forms 3, 4 and 5 filed.

Based solely on Farmer Mac’s review of its corporate records, which include copies of forms it has received, and written representations from certain reporting persons that they were not required to file a Form 5 for specified fiscal years, Farmer Mac believes that all of its officers, directors and beneficial owners of greater than 10% of any class of equity securities complied with all Section 16(a) filing requirements and timely filed all reports applicable to them for transactions during 2010.

Principal Holders of Voting Common Stock

To Farmer Mac’s knowledge, as of the date of this Proxy Statement, the following institutions are the beneficial owners of either (i) 5% or more of the outstanding shares of Farmer Mac’s Class A Voting Common Stock or Class B Voting Common Stock, or (ii) 5% or more of the total number of outstanding shares of Farmer Mac’s Voting Common Stock (both Class A and Class B).

Name and Address	Number of Shares Beneficially Owned	Percent of Total Voting Shares Outstanding	Percent of Total Shares Held By Class
AgFirst Farm Credit Bank Columbia, SC 29202	84,024 shares of Class B Voting Common Stock	5.49%	16.79%

AgriBank, FCB1 St. Paul, MN 55101	201,621 shares of Class B Voting Common Stock	13.17%	40.30%

CoBank, ACB Greenwood Village, CO 80111	62,980 shares of Class B Voting Common Stock	4.11%	12.59%

Farm Credit Bank of Texas Austin, TX 78761	38,503 shares of Class B Voting Common Stock	2.52%	7.70%

National Rural Utilities Cooperative Finance Corporation Herndon, VA 20171-30025	81,500 shares of Class A Voting Common Stock	5.32%	7.91%

U.S. AgBank, FCB Wichita, KS 67201	100,273 shares of Class B Voting Common Stock	6.55%	20.04%

The Vanguard Group, Inc. Valley Forge, PA 19482	56,295 shares of Class A Voting Common Stock	3.68%	5.46%

Zions First National Bank Salt Lake City, UT 84111	322,100 shares of Class A Voting Common Stock	21.04%	31.25%

1 Brian J. O’Keane is the Executive Vice President, Banking & Finance, and Chief Financial Officer of AgriBank, FCB.  Richard H. Davidson is a member of the board of directors of AgriBank, FCB.  Messrs. Davidson and O’Keane are members of Farmer Mac’s Board of Directors and Class B Nominees,

Solicitation of Proxies

The Corporation will pay the cost of the Meeting and the costs of soliciting proxies, including the cost of mailing the proxy material.  The Corporation has retained Georgeson Inc. to act as the Corporation’s proxy solicitation firm for a fee of approximately $8,000.  In addition to solicitation by mail, employees of Georgeson Inc. may solicit proxies by telephone, electronic mail or personal interview.  Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward solicitation material to the beneficial owners of shares of Voting Common Stock held of record by them and will be reimbursed for their reasonable expenses by the Corporation.

Other Matters

In addition to the scheduled items of business set forth in this Proxy Statement, the enclosed proxy confers on the Proxy Committee discretionary authority to vote the shares represented thereby in accordance with its members’ best judgment with respect to all matters that may be brought before the Meeting or any adjournment or postponement thereof and matters incident to the Meeting.  The Board of Directors does not know of any other matter that may properly be presented for action at the Meeting.  If any other matters should properly come before the Meeting or any adjournment or postponement thereof, the Proxy Committee named in the accompanying proxy intends to vote such proxy in accordance with its members’ best judgment.

Upon written request, Farmer Mac will furnish, without charge, to each person whose proxy is being solicited a copy of its Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as filed with the SEC, including financial statements thereto.  Written requests should be directed to Jerome G. Oslick, Corporate Secretary, Federal Agricultural Mortgage Corporation, 1133 Twenty-First Street, N.W., Suite 600, Washington, D.C. 20036.  A copy of Farmer Mac’s most recent Form 10-K is also available on the Corporation’s website, www.farmermac.com, in the “SEC Filings” portion of the “Investors—Equity” section of the website.  Please note that all references to www.farmermac.com in this Proxy Statement are inactive textual references only and that the information contained on Farmer Mac’s website is not incorporated by reference into this Proxy Statement.

The giving of your proxy will not affect your right to vote your shares personally if you do attend the Meeting.  In any event, it is important that you complete, sign and return the enclosed proxy card promptly to ensure that your shares are voted.

By order of the
Board of Directors,

Jerome G. Oslick
Corporate Secretary

April 27, 2011
Washington, D.C.

CLASS A COMMON STOCK

FEDERAL AGRICULTURAL MORTGAGE CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

8:00 a.m. on June 2, 2011
Embassy Suites Hotel
1250 Twenty-Second Street, N.W.
Washington, D.C. 20037

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Annual Meeting, Proxy Statement, Proxy Card, and 2010 Annual Report are available at
www.farmermac.com/investors/annualmeeting/

Please sign, date, and mail
your proxy card in the
envelope provided as soon
as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

PLEASE SIGN, DATE, AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors: The Board of Directors recommends a vote “FOR ALL NOMINEES.”
2.      Proposal to approve the appointment of PricewaterhouseCoopers LLP as independent auditors for the Corporation for the fiscal year ending December 31, 2011.

The Board of Directors recommends a vote “FOR” proposal 2.

FOR ☐	AGAINST ☐	ABSTAIN ☐
☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	NOMINEES:	3. Advisory vote on executive compensation. The Board of Directors recommends a vote “FOR” proposal 3.	FOR ☐	AGAINST ☐	ABSTAIN ☐
Dennis L. Brack	______
James R. Engebretsen	______
Dennis A. Everson	______	4. Advisory vote on the frequency of future advisory votes on executive compensation. The Board of Directors recommends a vote for “1 YEAR” on proposal 4.	1 YEAR ☐	2 YEARS ☐	3 YEARS ☐	ABSTAIN ☐
Mitchell A. Johnson	______
Clark B. Maxwell	______

INSTRUCTIONS:  To withhold authority to vole for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here:

If you do withhold authority to vote for any nominee(s), your votes will be allocated equally among the remaining nominees unless you specify a different allocation in the space above.

*TO CUMULATE YOUR VOTE, SEE INSTRUCTION AT RIGHT.

*INSTRUCTIONS TO CUMULATE YOUR VOTE:  To cumulate your vote for one or more of the listed nominees, write the manner in which such votes shall be cumulated by indicating the allocation by percentage or number of votes in the space to the right of the nominee name(s). The cumulative number of votes you have is 5 times the number of shares of Class A Voting Common Stock you owned on April 13, 2011.  All of your votes may be cast for a single nominee or may be distributed among any number of nominees.  If you are cumulating your vote, do not mark the circle to the left of the name of the nominee(s) for whom you are voting.

To change the address on your account, please check the box at right and indicate your new address in the address space above.  Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:
Note:
Please sign exactly as your name or names appear on this Proxy.  When shares are held jointly, each holder should sign.  When signing as executor, administrator, attorney, trustee, or guardian, please give full title as such.  If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such.  If signer is a partnership, please sign in partnership name by authorized person.

FEDERAL AGRICULTURAL MORTGAGE CORPORATION

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS, JUNE 2, 2011

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Tom D. Stenson, Jerome G. Oslick, and Timothy L. Buzby, and any of them, as Proxies for the undersigned and to vote all of the shares of Class A Voting Common Stock of the FEDERAL AGRICULTURAL MORTGAGE CORPORATION (the “Corporation”) that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Corporation to be held at 8:00 a.m. on June 2, 2011 at the Embassy Suites Hotel, 1250 Twenty-Second Street, N.W., Washington, D.C. 20037, and at any and all adjournments thereof:

The Board of Directors recommends a vote
FOR the election of all nominees, FOR proposal 2, FOR proposal 3, and for 1 YEAR on proposal 4.

In their discretion, the Proxies are authorized to vote on such other matters as may properly come before the meeting. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS and, when properly executed, will be voted as instructed herein. If no instructions are given, this proxy will be voted FOR the election of all nominees, FOR proposal 2, FOR proposal 3, and for 1 YEAR on proposal 4.

PLEASE VOTE, DATE, AND SIGN ON REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

CLASS B COMMON STOCK

FEDERAL AGRICULTURAL MORTGAGE CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

8:00 a.m. on June 2, 2011
Embassy Suites Hotel
1250 Twenty-Second Street, N.W.
Washington, D.C. 20037

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Annual Meeting, Proxy Statement, Proxy Card, and 2010 Annual Report are available at
www.farmermac.com/investors/annualmeeting/

Please sign, date, and mail
your proxy card in the
envelope provided as soon
as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

PLEASE SIGN, DATE, AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors: The Board of Directors recommends a vote “FOR ALL NOMINEES.”
2.      Proposal to approve the appointment of PricewaterhouseCoopers LLP as independent auditors for the Corporation for the fiscal year ending December 31, 2011.

The Board of Directors recommends a vote “FOR” proposal 2.

FOR ☐	AGAINST ☐	ABSTAIN ☐
☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	NOMINEES:	3. Advisory vote on executive compensation. The Board of Directors recommends a vote “FOR” proposal 3.	FOR ☐	AGAINST ☐	ABSTAIN ☐
Richard H. Davidson	______
Ernest M. Hodges	______
Brian P. Jackson	______	4. Advisory vote on the frequency of future advisory votes on executive compensation. The Board of Directors recommends a vote for “1 YEAR” on proposal 4.	1 YEAR ☐	2 YEARS ☐	3 YEARS ☐	ABSTAIN ☐
Brian J. O’Keane	______
John Dan Raines, Jr.	______

INSTRUCTIONS:  To withhold authority to vole for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here:

If you do withhold authority to vote for any nominee(s), your votes will be allocated equally among the remaining nominees unless you specify a different allocation in the space above.

*TO CUMULATE YOUR VOTE, SEE INSTRUCTION AT RIGHT.

*INSTRUCTIONS TO CUMULATE YOUR VOTE:  To cumulate your vote for one or more of the listed nominees, write the manner in which such votes shall be cumulated by indicating the allocation by percentage or number of votes in the space to the right of the nominee name(s). The cumulative number of votes you have is 5 times the number of shares of Class B Voting Common Stock you owned on April 13, 2011.  All of your votes may be cast for a single nominee or may be distributed among any number of nominees.  If you are cumulating your vote, do not mark the circle to the left of the name of the nominee(s) for whom you are voting.

To change the address on your account, please check the box at right and indicate your new address in the address space above.  Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:
Note:
Please sign exactly as your name or names appear on this Proxy.  When shares are held jointly, each holder should sign.  When signing as executor, administrator, attorney, trustee, or guardian, please give full title as such.  If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such.  If signer is a partnership, please sign in partnership name by authorized person.

FEDERAL AGRICULTURAL MORTGAGE CORPORATION

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS, JUNE 2, 2011

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Tom D. Stenson, Jerome G. Oslick, and Timothy L. Buzby, and any of them, as Proxies for the undersigned and to vote all of the shares of Class B Voting Common Stock of the FEDERAL AGRICULTURAL MORTGAGE CORPORATION (the “Corporation”) that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Corporation to be held at 8:00 a.m. on June 2, 2011 at the Embassy Suites Hotel, 1250 Twenty-Second Street, N.W., Washington, D.C. 20037, and at any and all adjournments thereof:

The Board of Directors recommends a vote
FOR the election of all nominees, FOR proposal 2, FOR proposal 3, and for 1 YEAR on proposal 4.

In their discretion, the Proxies are authorized to vote on such other matters as may properly come before the meeting. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS and, when properly executed, will be voted as instructed herein. If no instructions are given, this proxy will be voted FOR the election of all nominees, FOR proposal 2, FOR proposal 3, and for 1 YEAR on proposal 4.

PLEASE VOTE, DATE, AND SIGN ON REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.